UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

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LVB Acquisition, Inc.

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LVB ACQUISITION, INC.

56 East Bell Drive

Warsaw, Indiana 46582

RE: Notice of Action by Written Consent of Stockholders in Lieu of an Annual Meeting

Dear Stockholder:

We are notifying our stockholders of record on August 31, 2014 that our Board of Directors has approved and a stockholder representing approximately 97.16% of our outstanding common stock on August 31, 2014 has executed a written consent in lieu of an annual meeting approving the removal and election of ten directors to serve as members of each of our Board of Directors and the Board of Directors of Biomet, Inc., to hold office until their successors are duly elected and qualified or until the earlier of their death, resignation or removal.

Under Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holder of at least 80% of the outstanding shares of our common stock is sufficient under the DGCL and our existing certificate of incorporation and bylaws to take action by written consent. Accordingly, the actions described above will not be submitted to you and our other stockholders for a vote. This letter and the accompanying information statement are intended to notify you of the aforementioned stockholder actions in accordance with applicable Securities and Exchange Commission (“SEC”) rules as a result of our common stock being registered with the SEC and Delaware law. Pursuant to the applicable SEC rules, this corporate action will be effective 20 calendar days after the date of the initial mailing of the accompanying information statement, or on or about October 1, 2014.

Under Section 228(e) of the DGCL, which allows stockholder action to be taken by less than unanimous consent, prompt notice of the taking of such corporate action must be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in subsection (c) of Section 228. This letter is also intended to serve as the notice required by Section 228(e) of the General Corporation Law of the State of Delaware.

An information statement containing a detailed description of the matters adopted by written consent accompanies this notice. You are urged to read the information statement in its entirety for a description of the action taken by written consent. HOWEVER, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. We are only furnishing you an information statement as a matter of regulatory compliance with SEC rules. No action is required of you. The Company will mail or make available this information statement to stockholders on or about September 11, 2014.

Our Annual Report on Form 10-K for the fiscal year ended May 31, 2014 is being mailed to stockholders with this information statement.

Unless the context requires otherwise, the term “LVB,” “Biomet,” “the Company,” “we,” “our,” or “us” refers to LVB Acquisition, Inc. and all of its subsidiaries.

By order of the Board of Directors,

/s/ Jeffrey R. Binder

President and Chief Executive Officer

September 11, 2014

Warsaw, IN

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT MATERIALS

Important Notice Regarding the Availability of Information Statement Materials

Pursuant to rules promulgated by the SEC, we have elected to provide access to this information statement both by sending you this information statement and by notifying you of the availability of such on the Internet.

This information statement and the Company’s Annual Report on Form 10-K for the year ended May 31, 2014 are available at: http://biomet.com/corporate/.

The proposals acted upon by written consent were for approval of the removal and election of ten directors to serve as members of each of our Board of Directors and the Board of Directors of Biomet, Inc., to hold office until their successors are duly elected and qualified or until the earlier of their death, resignation or removal.

This corporate action will be effective 20 calendar days after the date of the initial mailing of this information statement, or on or about October 1, 2014. We are not asking you for a proxy and you are requested not to send us a proxy. We are only furnishing this information statement as a matter of regulatory compliance with SEC rules.

LVB ACQUISITION, INC.

56 East Bell Drive

Warsaw, Indiana 46582

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO ACTION IS REQUIRED OF YOU.

QUESTIONS AND ANSWERS

Q:	Why did I receive this information statement?

A:	We sent you this information statement as a matter of regulatory compliance with SEC rules and Delaware law to inform you of the actions taken by written consent by the holder of more than 80% of the outstanding shares of our common stock.

Q:	Does this mean LVB’s stock is publicly traded?

A:	No. Due to the number of holders of options to purchase LVB common stock, most of whom are employees of the Company, the Company’s stock is required to be registered with the SEC, and the Company is required to make certain disclosures with the SEC, such as this information statement. However, LVB’s stock is not currently publicly traded.

Q:	Who sent me this information statement?

A:	This information statement was sent to you and paid for by LVB.

Q:	Do I need to return anything?

A:	No. This information statement is merely to inform you of the actions taken by written consent by the holder of a supermajority of the outstanding shares of our common stock. No action is required by you.

Q:	When was this information statement mailed or made available to stockholders?

A:	This information statement was first mailed or made available to stockholders on or about September 11, 2014.

Q:	What is an action taken by written consent?

A:	Pursuant to Delaware law, any action required to be taken at an annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the holders of the outstanding stock having more than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Our bylaws provide that action can be taken by written consent of the holders of at least 80% of LVB’s outstanding common stock.

Q:	Why was there no annual meeting?

A:	Because Delaware law allows action to be taken by written consent, and the holder of more than 80% of the outstanding shares of our common stock acted by written consent, an annual meeting was not necessary.

Q:	What actions were taken by written consent?

A:	The holder of more than 80% of the outstanding shares of our common stock executed a written consent approving the removal and election of ten directors to serve as members of each of our Board of Directors and the Board of Directors of Biomet, Inc., to hold office until their successors are duly elected and qualified or until the earlier of their death, resignation or removal.

Q:	Do I need to vote on these matters?

A:	No. Since the holder of more than 80% of the outstanding shares of our common stock have already executed a written consent, your vote is not necessary.

Q:	How many votes were required to approve the proposals?

A:	The approval and adoption of the actions taken by written consent required the consent of holders of more than 80% of the outstanding shares of our common stock.

Q:	How many shares were voted for the actions?

A:	The record date for the action taken by written consent is August 31, 2014. We had 552,531,186 outstanding shares of our common stock on the record date. Each share of our common stock is entitled to one vote. The holder of 536,034,330 shares of our common stock, representing approximately 97.16% of our outstanding common stock shares entitled to vote on August 31, 2014 executed a written consent. The written consent of at least 80% of the outstanding shares of our common stock will be sufficient under the General Corporation Law of the State of Delaware (the “DGCL”) and our existing certificate of incorporation and bylaws to approve the actions described above.

Q:	When will the corporate action be effected?

A:	Pursuant to applicable SEC rules, the earliest date on which this corporate action may be effected is 20 calendar days after the date of the initial mailing of this information statement. Accordingly, we anticipate the action taken by written consent being effective on or about October 1, 2014.

Q:	Am I entitled to dissenter’s rights?

A:	No.

BACKGROUND

On December 18, 2006, Biomet, Inc. entered into an Agreement and Plan of Merger with LVB Acquisition, LLC, a Delaware limited liability company, which was subsequently converted to a corporation, LVB Acquisition, Inc., and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of LVB (“Purchaser”), which agreement was amended and restated as of June 7, 2007 and which we refer to as the “2007 Merger Agreement.” Pursuant to the 2007 Merger Agreement, on June 13, 2007, Purchaser commenced a cash tender offer (the “Offer”) to purchase all of Biomet, Inc.’s outstanding common shares, without par value (the “Shares”) at a price of $46.00 per Share (the “Offer Price”). Approximately 82% of the outstanding Shares were tendered to Purchaser in the Offer. At Biomet, Inc.’s special meeting of shareholders held on September 5, 2007, more than 91% of its shareholders voted to approve the proposed merger, and LVB acquired Biomet, Inc. on September 25, 2007 through a reverse subsidiary merger, with Biomet, Inc. being the surviving company (the “2007 Merger”). Subsequent to the acquisition, Biomet, Inc. became a subsidiary of LVB. Approximately 97% of the outstanding shares of LVB common stock are owned by LVB Acquisition Holdings, LLC (“Holdings”), an entity controlled collectively by a consortium of private equity funds affiliated with private equity funds affiliated with the Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. and TPG (which we refer to collectively as our “Principal Stockholders”) and their co-investors. The 2007 Merger, the financing transactions related to the 2007 Merger and other related transactions are collectively referred to in this information statement as the “2007 Transactions.” On September 28, 2011, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), thus subjecting us to the reporting requirements of Section 13(a) of the Exchange Act. Our common stock is not currently traded on a national securities exchange.

On April 24, 2014, LVB, a Delaware corporation, which owns all of the outstanding shares of common stock of Biomet, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Zimmer Holdings, Inc. (“Zimmer”), a Delaware corporation, and Owl Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Zimmer. Zimmer and LVB currently expect to complete the merger in the first quarter of 2015, subject to the receipt of regulatory approvals and the satisfaction or waiver of the other conditions to the merger contained in the Merger Agreement. However, it is possible that factors outside the control of Zimmer and LVB could require Zimmer and LVB to complete the merger at a later date or not complete it at all.

Holdings and the Principal Stockholders (as defined below) have entered into a voting agreement with Zimmer (the “Voting Agreement”). Under the Voting Agreement, Holdings agreed to execute and deliver a written consent with respect to the shares of LVB common stock owned by it, adopting the Merger Agreement and approving the merger. As of August 31, 2014, Holding owns approximately 536,034,330 shares, or 97.16%, of our common stock outstanding. Therefore, pursuant to the voting agreement, we expect to receive written consents sufficient to approve our proposed merger with Zimmer.

Under the Merger Agreement, LVB will be acquired for an aggregate purchase price based on a total enterprise value of $13.35 billion, which will consist of $10.35 billion in cash (which is subject to adjustment) and 32,704,677 shares of Zimmer common stock (which number of shares represents the quotient of $3.0 billion divided by $91.73, the volume weighted average price of Zimmer’s common stock on the New York Stock Exchange for the five trading days prior to the date of the Merger Agreement). According to Zimmer’s Form 10-Q filed on August 7, 2014, in connection with the merger, Zimmer expects to pay off all of the outstanding funded debt of LVB, totaling $5,681.8 million as of July 31, 2014 and its subsidiaries, and the aggregate cash merger consideration paid by Zimmer at the closing will be reduced by such amount. Zimmer is expected to fund the cash portion of the merger consideration and the repayment of the outstanding funded debt of LVB and its subsidiaries with a combination of new debt and cash on hand. The closing of the merger is not conditioned on the receipt of any debt financing by Zimmer. Zimmer, however, is not required to consummate the merger until the completion of a 15 consecutive business day marketing period.

ELECTION OF DIRECTORS

The holder of 536,034,330 shares of our common stock, representing approximately 97.16% of the outstanding shares of our common stock entitled to vote on the record date, executed a written consent in lieu of an annual meeting removing our and Biomet’s existing directors and electing ten directors to serve as members of each of our Board of Directors and the Board of Directors of Biomet, Inc. (collectively, the “Boards”). That consent and the election of directors will become effective on or about October 1, 2014. The directors will serve until their successors are duly elected and qualified or until the earlier of their death, resignation, or removal. The following information sets forth, with respect to each individual, the name and age, as of August 31, 2014, of each of the nominee directors elected to serve on each Board:

Name	Age	Position
Jeffrey R. Binder	51	Director, President and Chief Executive Officer
Jonathan J. Coslet	49	Director
Adrian Jones	50	Director
Max C. Lin	33	Director
Chinh E. Chu	47	Director
Michael Michelson	63	Director
Dane A. Miller, Ph.D.	68	Director
Andrew Y. Rhee	37	Director
Jeffrey K. Rhodes	39	Director
Timur Akazhanov	32	Director

Each Board consists of ten directors. Pursuant to the Amended and Restated Limited Liability Company Agreement of Holding (the “LLC Agreement”), each of the Principal Stockholders has the right to nominate, and have nominated, two directors to serve on each Board. The Principal Stockholders have nominated Dr. Miller and Jeffrey R. Binder to be elected to each Board in addition to the two directors to be elected to serve on each Board as nominated by each of the Principal Stockholders. Each Board presently considers none of its respective directors to be independent (as independence is defined by Rule 5605(a)(2) of the NASDAQ Stock Market LLC marketplace rules). Following the 2007 Transactions, Biomet, Inc.’s common stock was no longer listed on the NASDAQ National Market. Moreover, LVB’s common stock is not publicly traded. For more information regarding the rights of the Principal Stockholders to nominate directors and other related arrangements, see “Certain Relationships and Related Party Transactions-Amended and Restated Limited Liability Company Operating Agreement of Holding.” Because of these requirements, together with our 100% ownership of Biomet, Inc.’s common stock, neither we nor Biomet, Inc. currently has a policy or procedures with respect to shareholder recommendations for nominees to its Board.

The following information sets forth, with respect to each individual, the current principal occupation or employment and business experience for the past five years of each of the nominee directors to be elected to serve on each Board:

Jeffrey R. Binder has been a director and President and Chief Executive Officer since February 2007. Prior to this appointment, Mr. Binder served as Senior Vice President of Diagnostic Operations of Abbott Laboratories from January 2006 to February 2007. Mr. Binder previously served as President of Abbott Spine from June 2003 to January 2006, and as President and Chief Executive Officer of Spinal Concepts from 2000 to June 2003. Mr. Binder holds a bachelor’s degree in applied mathematics from Yale University and a master’s degree in public affairs from the Woodrow Wilson School at Princeton University. Mr. Binder’s service as Chief Executive Officer of the Company creates a critical link between management and the Board of Directors, enabling the Board of Directors to perform its oversight function with the benefit of management’s perspectives on the business.

Jonathan J. Coslet has been a director since July 2007. Mr. Coslet has been a TPG Partner since 1993 and is currently the firm’s Chief Investment Officer and a member of the Executive, Management and Investment Committees. Mr. Coslet serves on the board of directors of Petco Animal Supplies, Inc. and Quintiles Transnational. Mr. Coslet’s executive leadership, knowledge of the capital markets and financial expertise make him a valuable asset to the Board of Directors.

Adrian Jones has been a director since July 2007. Mr. Jones has been a Managing Director of Goldman, Sachs & Co. since 2002 and has worked at Goldman, Sachs & Co. since 1994. Mr. Jones serves on the board of directors of Education Management Corporation, HealthMarkets, Inc., Michael Foods and CTI Foods. Mr. Jones received a bachelor’s degree from University College, Galway, a master’s degree in Economics from University College, Dublin, and an MBA from Harvard Business School. Mr. Jones’s executive leadership and extensive experience in financial matters relating to both public and private companies make him a valuable asset to the Board of Directors.

Max C. Lin has been a director since 2011. Mr. Lin is a Director in the health care industry team at Kohlberg Kravis Roberts & Co. L.P. and has worked at KKR since 2005. Mr. Lin serves on the board of directors of PRA Holdings, Inc. Mr. Lin holds a Bachelor of Science in Economics and Bachelor of Applied Science in Computer Science from the University of Pennsylvania and an MBA from Harvard Business School. Mr. Lin’s financial expertise and experience overseeing investments in healthcare companies make him a valuable asset to the Board of Directors.

Chinh E. Chu has been a director since April 2013 and previously served as a director from July 2007 to September 2007. Mr. Chu is a senior managing director of The Blackstone Group, which he joined in 1990. Mr. Chu serves on the board of directors of HealthMarkets, Inc., DJO Global, Bank United, Bayview, Alliant, Catalent and Freescale. Mr. Chu’s executive leadership, financial expertise and experience overseeing investments in healthcare companies make him a valuable asset to the Board of Directors.

Michael Michelson has been a director since July 2007. Mr. Michelson has been a member of KKR Management LLC, the general partner of KKR & Co. L.P., since October 1, 2009. Previously, he was a member of the limited liability company, which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. He has been employed by KKR since 1981. Mr. Michelson serves on the board of directors of HCA Holdings, Inc. Mr. Michelson has an A.B., cum laude, Phi Beta Kappa, from Harvard College and a J.D., cum laude, from Harvard Law School. Mr. Michelson’s executive leadership, financial expertise and experience overseeing investments in numerous healthcare companies make him a valuable asset to the Board of Directors.

Dane A. Miller, Ph.D., has been a director since July 2007. Dr. Miller is one of our four founders and served as our President, Chief Executive Officer and a director from 1977 until 2006. Dr. Miller serves on the board of directors of ForeTravel, Inc., the Indiana Economic Development Corporation, the University of Chicago Health Systems and the World Craniofacial Foundation. Dr. Miller received his B.S. degree in Mechanical Materials Science Engineering from General Motors Institute (Kettering University) in 1969. He then received a Master’s Degree and Ph.D. in Materials Science Biomedical Engineering from the University of Cincinnati in 1971 and 1974, respectively. Mr. Miller’s long time former service as Chairman and Chief Executive Officer of the Company create a critical link between management and the Board of Directors, enabling the Board of Directors to perform its oversight function with the benefit of management’s perspectives on the business.

Andrew Y. Rhee has been a director since September 2009. Mr. Rhee is a Vice President in the Merchant Banking Division of Goldman, Sachs & Co., and has been with Goldman Sachs since 1998. Mr. Rhee serves on the board of directors of Drayer Physical Therapy Institute, LLC, and previously served on the board of directors of AssuraMed, Inc. from 2010 to 2013. Mr. Rhee received a bachelor’s degree from Harvard College and an MBA from the Stanford Graduate School of Business. Mr. Rhee’s financial expertise and experience overseeing investments in healthcare companies make him a valuable asset to the Board of Directors.

Jeffrey K. Rhodes has been a director since November 2012. Mr. Rhodes has been a TPG Principal since 2005 and serves on the board of directors of EnvisionRx, Immucor, Inc., IMS Health, Surgical Care Affiliates and Par Pharmaceutical Companies. Mr. Rhodes earned his MBA from Harvard Business School, where he was a Baker Scholar, and earned his undergraduate degree in Economics from Williams College, where he graduated summa cum laude. Mr. Rhodes’s financial expertise and experience overseeing investments in healthcare companies make him a valuable asset to the board of directors.

Timur Akazhanov joined the board in February 2014. Mr. Akazhanov is an Associate in the Private Equity Group of The Blackstone Group and has been with Blackstone since 2013. Mr. Akazhanov holds a bachelor’s degree from Harvard College and an MBA from Harvard Business School. Mr. Akazhanov’s financial expertise makes him a valuable asset to the Board of Directors.

Each of Messrs. Coslet, Jones, Lin, Chu, Michelson, Rhee, Rhodes and Akazhanov is a partner, member or employee of an entity affiliated with one of the investment funds that indirectly own the majority of the equity interests in LVB Acquisition Holding, LLC and generally is entitled to be indemnified by such entity for his service on the Boards pursuant to such entities’ governing documents or other arrangements, in each case in accordance with such entities’ policies.

None of the directors (other than Mr. Binder) currently holds any position with LVB or Biomet. Except as described below, none of the directors or any of their affiliates (1) has a familial relationship with any directors or executive officers of LVB or Biomet or (2) has been involved in any transactions with LVB or Biomet or any of its directors, officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the SEC, except as may be disclosed herein.

Director Qualifications

Messrs. Coslet, Jones, Lin, Chu, Michelson, Rhee, Rhodes and Akazhanov were appointed to the Board as a consequence of their respective relationships with investment funds affiliated with the Principal Stockholders. They are collectively referred to as the “Principal Stockholder Directors.” Messrs. Binder and Miller are collectively referred to as the “Management Directors.”

When considering whether the Boards’ directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Boards to satisfy its oversight responsibilities effectively in light of our business and structure, the Boards focused primarily on the information discussed in each Board members’ and nominees’ biographical information set forth above.

Each of the Company’s directors and director nominees possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of our stakeholders. In addition, our directors are knowledgeable and experienced in one or more business, governmental or civic endeavors, which further qualifies them for service as members of the Boards. Alignment with our stockholders is important in building value at Biomet over time.

Each of the Principal Stockholder Directors was elected to the Boards pursuant to the LLC Agreement. Pursuant to such agreement, Messrs. Coslet and Rhodes were appointed to the Boards as a consequence of their respective relationships with TPG, Messrs. Michelson and Lin were appointed to the Boards as a consequence of their respective relationships with Kohlberg Kravis Roberts & Co., Messrs. Chu and Akazhanov were appointed to the Boards as a consequence of their respective relationships with The Blackstone Group, and Messrs. Jones and Rhee were appointed to the Boards as a consequence of their respective relationships with Goldman Sachs & Co.

As a group, the Principal Stockholder Directors possess experience in owning and managing enterprises like the Company and are familiar with corporate finance, strategic business planning activities and issues involving stakeholders more generally.

The Management Directors bring leadership, extensive business, operating and policy experience, and tremendous knowledge of Biomet and our industry, to the Boards. In addition, the Management Directors bring their broad strategic vision for Biomet to the Boards. Mr. Binder’s service as the Chief Executive Officer of the Company and Mr. Miller’s long-time former service as Chairman and Chief Executive Officer creates a critical link between management and the Boards, enabling each Board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having the Chief Executive Officer on our Boards provides Biomet with ethical, decisive and effective leadership.

The LLC Agreement provides that each Principal Stockholder has the right to designate two directors, and that each Board will include LVB’s and Biomet’s chief executive officer, as applicable, and one independent director who is approved by the holders of at least 70% of the membership units of Holding held by the Principal Stockholders. Any directors nominated to fill the directorships selected by the Principal Stockholders are chosen by the applicable Principal Stockholder.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of our executive officers as of August 31, 2014.

Name	Age	Position
Jeffrey R. Binder	51	Director, President and Chief Executive Officer
Daniel P. Florin	50	Senior Vice President and Chief Financial Officer
Adam R. Johnson	37	Senior Vice President; Group President, Spine, Microfixation and Bone Healing
Bareld J. Doedens	55	Senior Vice President and President, Biomet 3i
Renaat Vermeulen	57	Senior Vice President and President, EMEA
Bradley J. Tandy	55	Senior Vice President; General Counsel and Secretary
Robin T. Barney	53	Senior Vice President; World Wide Operations
Daniel E. Williamson	48	Senior Vice President and President, Global Reconstructive Joints
Wilbur C. Boren IV	40	Senior Vice President and President, SET
Hadi Saleh	41	Senior Vice President and President, International
Stuart G. Kleopfer	51	Senior Vice President and President, U.S. Orthopedics

Jeffrey R. Binder has been a director and President and Chief Executive Officer since February 2007. Prior to this appointment, Mr. Binder served as Senior Vice President of Diagnostic Operations of Abbott Laboratories from January 2006 to February 2007. Mr. Binder previously served as President of Abbott Spine from June 2003 to January 2006, and as President and Chief Executive Officer of Spinal Concepts from 2000 to June 2003. Mr. Binder holds a bachelor’s degree in applied mathematics from Yale University and a master’s degree in public affairs from the Woodrow Wilson School at Princeton University. Mr. Binder’s service as Chief Executive Officer of the Company creates a critical link between management and the Board of Directors, enabling the Board of Directors to perform its oversight function with the benefit of management’s perspectives on the business.

Daniel P. Florin has been Senior Vice President and Chief Financial Officer since June 2007. Prior thereto, Mr. Florin served as Vice President and Corporate Controller for Boston Scientific Corporation since 2001. Prior to being appointed as Corporate Controller in 2001, Mr. Florin served in financial leadership positions within Boston Scientific Corporation and its various business units since July 1995 and was with C.R. Bard from October 1990 through June 1995. Prior to this, Mr. Florin worked for Deloitte since September 1986. Mr. Florin received a bachelor’s degree of business administration, with a concentration in accounting, from the University of Notre Dame and an executive master’s degree in business administration from Boston University.

Adam R. Johnson has been Senior Vice President; President of EBI, LLC since June 2012 and is currently serving as the President of Biomet Microfixation and has been in that role since August 2007. Mr. Johnson served as the Vice President of Global Marketing for Biomet Microfixation from 2006 until his promotion in August 2007. Prior to that Mr. Johnson was the Director of Global Marketing for RTI Biologics. Mr. Johnson also worked for Biomet for 5 years previously, starting his career with Biomet in 1999. Mr. Johnson holds a bachelor of arts degree in marketing and a masters of business administration both from Jacksonville University.

Bareld J. Doedens has been Senior Vice President; President of Biomet 3i, LLC since February 2013. Prior to that he was Vice President Global CAD/CAM for Sirona Dental Systems from October 2008 to January 2013 and Vice President—Business Development for Sirona Dental Systems from April 2007 through October 2008. Mr. Doedens was the President of EBI, L.P. from 2006 through 2007. He was President of Biomet 3i, Inc. from 1999 through 2005. Mr. Doedens holds an MD from the Free University of Amsterdame and an MBA from the University of Rochester’s executive program at the University of Rotterdam.

Renaat Vermeulen joined Biomet in 1994 through the acquisition of Kirschner Medical and has held many functions of increasing responsibility, including Managing Director positions in Belgium, Germany, Spain and France. Since 2007, Mr. Vermeulen was Vice President—Sales, Marketing and R&D of Biomet Europe, based in The Netherlands. He became President of Biomet Europe, Middle East and Africa in July 2010. Originally, Mr. Vermeulen was trained as a nurse and he has 8 years of experience in various Intensive Care Units and 28 years in the Orthopedic Industry.

Bradley J. Tandy has been Senior Vice President, General Counsel and Secretary since April 2007. Prior thereto, Mr. Tandy served as Senior Vice President, Acting General Counsel and Secretary from January 2007 to April 2007, and Senior Vice President, Acting General Counsel, Secretary and Corporate Compliance Officer from March 2006 to January 2007. Mr. Tandy previously served as Vice President, Assistant General Counsel and Corporate Compliance Officer at Biomet from January 1999 to March 2006, and served as Assistant General Counsel of Biomet from December 1992 to January 1999. Prior to working for Biomet, Mr. Tandy was a partner with the law firm of Rasor, Harris, Lemon & Reed. Mr. Tandy holds a Bachelors of Science from DePauw University and a JD from Indiana University School of Law.

Robin T. Barney has been Senior Vice President, World Wide Operations since September 2008. Prior to joining Biomet in 2007, Ms. Barney served as Vice President, Worldwide Operations of DePuy, a Johnson & Johnson company. Ms. Barney joined Johnson & Johnson in 1992 and held various leadership roles within Operations for their Codman & Shurtleff, DePuy Orthopeadics and DePuy Spine units. Ms. Barney holds a Bachelors of Science in Chemical Engineering from the University of Delaware and an MBA from the University of Massachusetts.

Daniel E. Williamson has been Senior Vice President, Biomet, Inc. and President, Global Reconstructive Joints since February 2014. Prior to this appointment, Mr. Williamson served as Vice President and General Manager, Global Bone Cement and Biomaterials Research from September 2011 to February 2014, and Corporate Vice President, Global Biologics & Biomaterials from May 2006 to September 2011. Mr. Williamson previously served as Vice President, Business Development from December 2003 to May 2006. Mr. Williamson began his career with Biomet in July of 1990 as a Product Development Engineer and has held various other positions of increasing responsibility in Product Development, Marketing and Business Development. Mr. Williamson has a Bachelor of Science degree in Bioengineering from Syracuse University and a Master of Science degree in Biomedical Engineering from the University of Kentucky.

Wilber C. Boren IV has been the President of Biomet Sports Medicine, Extremities and Trauma since November 2012. Prior to this appointment Mr. Boren served as President of Biomet International, responsible for Canada, Latin America, and Asia Pacific from 2007 to 2012. Mr. Boren joined Biomet in 1999 and has held various management roles in sales, marketing and contract administration. He holds a degree in Environmental Science from Indiana University.

Hadi Saleh has been the President of Biomet International since November 2012. Since his arrival in 2001, Dr. Saleh has held many positions with us of increasing responsibility. Prior to his latest appointment he served as Vice President

Commercial Operations for Biomet EMEA, Regional VP Central and Eastern Europe and as Managing Director of Biomet Germany. Dr. Saleh has a Medical Doctor Thesis from the University of Mainz and a Doctorate in Medicine from the University of Frankfurt am Main.

Stuart G. Kleopfer has been President of Biomet U.S. since May 2011. Prior to this appointment he served as President, Biomet Biologics from December 2005 to May 2011. Mr. Kleopfer began his career at Biomet in 1988 and has held many positions of increasing responsibility. Mr. Kleopfer holds a Bachelors of Science degree in Geology from Indiana University.

CORPORATE GOVERNANCE

Director Independence

Each Board consists of ten directors. Pursuant to the LLC Agreement, each of the Principal Stockholders has the right to nominate, and have nominated, two directors to serve on each Board. The Principal Stockholders jointly nominated Dr. Miller and Jeffrey R. Binder to be elected to each Board in addition to the two directors nominated by each of the Principal Stockholders to be elected to each Board. For more information regarding the rights of the Principal Stockholders to nominate directors and other related arrangements, see “Certain Relationships and Related Party Transactions-Amended and Restated Limited Liability Company Operating Agreement of Holding.” Because of these requirements, together with our 100% ownership of Biomet’s common stock, neither we nor Biomet currently has a policy or procedures with respect to shareholder recommendations for nominees to its Board. Each Board currently has two standing committees: the Audit Committee and the Compensation Committee. Each committee of LVB and Biomet must consist of at least two members of its respective Board.

Following the 2007 Transactions, Biomet, Inc.’s common stock was no longer listed on the NASDAQ National Market. Moreover, LVB’s common stock is not publicly traded. Though not formally considered by the Boards given that neither our nor Biomet, Inc.’s securities are traded on any national securities exchange, we do not believe that any members of the Audit Committee would meet the independence requirements of Rule 10A-3 of the Exchange Act or the NASDAQ Stock Market LLC (as independence is defined by Rule 5605(a)(2) of the NASDAQ Stock Market LLC rules) because of their relationships with certain affiliates of the Principal Stockholders which hold significant interests in Holding, which owns 97.16% of our outstanding common stock, and, in the case of Dr. Miller, other relationships with us. See “Certain Relationships and Related Party Transactions” below. Similarly, we do not believe that any of the members of our Compensation Committee would meet the independence requirements of the NASDAQ Stock Market LLC.

Boards’ Leadership Structure

Pursuant to the LLC Agreement, each of the Principal Stockholders has the right to nominate, and have nominated, two directors to serve on each Board. The Principal Stockholders have nominated Dr. Miller and Jeffrey R. Binder to be elected to each Board in addition to the two directors to be elected to serve on each Board as nominated by each of the Principal Stockholders. For more information regarding the rights of the Principal Stockholders to nominate directors and other related arrangements, see “Certain Relationships and Related Party Transactions-Amended and Restated Limited Liability Company Operating Agreement of Holding.” Pursuant to the LLC Agreement, each director has one vote for purposes of any Board of Directors action, and all decisions of the Boards require the approval of a majority of the directors designated by the Principal Stockholders. In addition, the LLC Agreement provides that certain major decisions regarding the Company or Holding require the requisite Principal Stockholder consent. The Principal Stockholders have also caused LVB and Holding to enter into an agreement with Biomet obligating Biomet and LVB to take all actions necessary to give effect to the corporate governance, preemptive rights, transfer restriction and certain other provisions of the LLC Agreement, and prohibiting Biomet and Holding from taking any actions that would be inconsistent with such provisions of the LLC Agreement.

Boards’ Role in Risk Oversight

Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while each Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, each Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Boards oversee an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Boards in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

In order to assist the Boards in overseeing the Company’s risk management, the Company uses a process that involves the Boards, senior management and other personnel in an integrated effort to identify, assess, and manage risks that may affect the Company’s ability to execute on its corporate strategy and fulfill its business objectives. These activities entail the identification, prioritization and assessment of a broad range of risks, including financial, operational, business, reputational, governance and managerial risks, and the formulation of plans to manage these risks or mitigate their effects. Senior management attends the quarterly Board of Directors meetings and is available to address any questions or concerns raised by the Boards regarding risk management and any other matters. Additionally, each quarter, the Boards receive presentations from senior management on strategic matters involving our operations.

While the Boards have the ultimate oversight responsibility for the risk management process, various committees of the Boards assist the Boards in fulfilling their oversight responsibilities in certain areas of risk. In particular, the Audit Committee reviews our systems of internal control, our process for monitoring compliance with laws and regulations and our process for monitoring compliance with our Code of Business Conduct and Ethics. The Compensation Committee annually reviews and evaluates cash compensation and equity award recommendations for our executive officers along with the rationale for such recommendations, as well as summary information regarding the aggregate compensation provided to our executive officers. The Compensation Committee examines these recommendations in relation to our overall objectives and risk profile.

Board Meetings

During the fiscal year ended May 31, 2014, LVB’s and Biomet’s Board of Directors each held twelve meetings. All directors, except for Jonathan Coslet and Andrew Rhee, attended at least 75% of the Board of Directors meetings and meetings of the committees of the Board of Directors on which the director served. In light of our status as a privately held company and the absence of a public listing or trading market for our common stock, LVB has not adopted a policy regarding director attendance at annual meetings of stockholders. The Company did not have an annual meeting of stockholders in fiscal year 2014 and our directors were elected through stockholder action taken on written consent effective November 13, 2013.

Audit Committee

LVB and Biomet each have an Audit Committee, which we refer to, collectively or individually as the context requires, as the Audit Committee. The Audit Committee reviews the programs of our internal auditors, the results of their audits, and the adequacy of our system of internal controls and accounting practices. It also reviews the scope of the annual audit by our independent registered public accounting firm before its commencement, reviews the results of the audit and reviews the types of services for which we retain our independent registered public accounting firm. In light of our status as a privately held company and the absence of a public listing or trading market for our common stock, the Boards have not designated any member of the Audit Committee as an “audit committee financial expert.” Based on the Audit Committee’s review and discussions of the audited financial statements with management, its discussions with the independent auditors of the matters required to be discussed by the statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, its review of the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and its discussions with the independent accountant of the independent accountant’s independence, the Audit Committee recommended to the Boards that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2014. Our Audit Committee is composed of Max C. Lin, Dane A. Miller, Ph.D., Andrew Rhee, Jeffrey K. Rhodes and Timur Akazhanov. During fiscal year 2014, LVB’s and Biomet’s respective Audit Committee each held six meetings. The Audit Committee of LVB has not adopted a charter. The Audit Committee Charter of Biomet is available at: http://biomet.com/corporate/.

Compensation Committee

During the 2014 fiscal year, the Compensation Committee (as defined under “Executive Compensation” below) was responsible for administering the compensation and benefit programs for our team members, including our named executive officers. The Compensation Committee annually reviews and evaluates cash compensation and equity award recommendations for our executive officers along with the rationale for such recommendations, as well as summary information regarding the aggregate compensation provided to our executive officers. The Compensation Committee examines these recommendations in relation to our overall objectives and risk profile. Our Compensation Committee is composed of Chinh E. Chu, Jonathan J. Coslet, Adrian Jones and Michael Michelson. During fiscal year 2014, LVB’s and Biomet’s respective Compensation Committee each held eight meetings. The Compensation Committee of LVB has not adopted a charter. The Compensation Committee Charter of Biomet is available at: http://biomet.com/corporate/.

Compensation Committee Interlocks and Insider Participation

During 2014, the Compensation Committee was composed of Chinh E. Chu, Jonathan J. Coslet, Adrian Jones and Michael Michelson. None of the members of the Compensation Committee have at any time been an officer or employee of the Company or any of its subsidiaries. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating Committee

Pursuant to the LLC Agreement, each of the Principal Stockholders has the right to nominate, and have nominated, two directors to serve on each Board. The Principal Stockholders have nominated Dr. Miller and Jeffrey R. Binder to be elected to each Board in addition to the two directors to be elected to serve on each Board as nominated by each of the Principal Stockholders. For more information regarding the rights of the Principal Stockholders to nominate directors and other related arrangements, see “Certain Relationships and Related Party Transactions-Amended and Restated Limited Liability Company Operating Agreement of Holding.” Because of these requirements, together with our 100% ownership of Biomet’s common stock, neither we nor Biomet currently has a standing Nominating Committee.

Policy Regarding Communications with the Boards

Pursuant to the LLC Agreement, each of the Principal Stockholders has the right to nominate, and have nominated, two directors to serve on each Board. The Principal Stockholders have nominated Dr. Miller and Jeffrey R. Binder to be elected to each Board in addition to the two directors to be elected to serve on each Board as nominated by each of the Principal Stockholders. For more information regarding the rights of the Principal Stockholders to nominate directors and other related arrangements, see “Certain Relationships and Related Party Transactions-Amended and Restated Limited Liability Company Operating Agreement of Holding.” Because of these requirements, together with our 100% ownership of Biomet’s common stock, neither we nor Biomet currently provides a process for security holders to send communications to the Boards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Holding owns 97.16% of the issued and outstanding capital stock of Parent. All equity interests in Holding are owned, directly or indirectly, by the Principal Stockholder Funds and the Co-Investors.

The following table sets forth information with respect to the ownership of as of July 31, 2014 for (a) each person known by us to own beneficially more than a 5% equity interest in Parent, (b) each member of our board of directors, (c) each of our named executive officers, and (d) all of our executive officers and directors as a group. Biomet has 1,000 shares of common stock outstanding, all of which are owned directly by Parent. Share amounts indicated below reflect beneficial ownership, indirectly through Holding or directly through Parent, by such entities or individuals of these 1,000 shares of Biomet.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares. Unless otherwise noted, the address of each beneficial owner is c/o Biomet, Inc., 56 East Bell Drive, Warsaw, Indiana 46582.

Name and address of Beneficial Owner	Beneficial Ownership of Biomet Common Shares	Percentage Owned
LVB Acquisition Holding, LLC(1)(2)(3)(4)(5)	536,034,330	97.16%
Jeffrey R. Binder(6)	4,127,300	0.74%
Daniel P. Florin(7)	764,001	0.14%
Daniel E. Williamson(8)	360,000	0.07%
Renaat Vermeulen(9)	399,997	0.07%
Adam R. Johnson(10)	226,251	0.04%
Jonathan J. Coslet(11)	0	0.00%
Timur Akazhanov(12)	0	0.00%
Adrian Jones(13)	0	0.00%
Max Lin(14)	0	0.00%
Chinh E. Chu(12)	0	0.00%
Michael Michelson(14)	0	0.00%
Dane A. Miller(15)	11,591,881	2.10%
Andrew Y. Rhee(13)	0	0.00%
Jeffrey K. Rhodes(11)	0	0.00%
All executive officers and directors as a group (20 persons)(16)	546,108,580	98.99%

(1)	95.93% of the membership units of Holding are held by The Blackstone Funds (as defined below), The Goldman Sachs Group, Inc., KKR Biomet LLC and TPG Funds (as defined below).
(2)	The Blackstone Funds beneficially own 130,841,915.8326 shares of our common stock, including (i) 61,012,316.50820 shares of our common stock held by Blackstone Capital Partners V, L.P., (ii) 9,773,455.10131 shares of our common stock held by Blackstone Capital Partners V-AC L.P., (iii) 28,905,000.00388 of our common stock held by BCP V-S L.P., (iv) 1,373,175.00018 shares of our common stock held by Blackstone Family Investment Partnership V L.P., (v) 2,171,255.30029 shares of our common stock held by Blackstone Family Investment Partnership V-SMD L.P., (vi) 229,127.31503 shares of our common stock held by Blackstone Participation Partnership V L.P., and (vii) 27,377,586.60368 shares of our common stock held by BCP V Co-Investors L.P., or collectively, the Blackstone Funds.

Blackstone Management Associates V L.L.C is the general partner of each of Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., BCP V-S L.P., and BCP V Co-Investors L.P. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. BCP V Side-By-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership V L.P. and Blackstone Participation Partnership V L.P. Blackstone Family GP L.L.C. is the general partner of Blackstone Family Investment Partnership V-SMD L.P.

Blackstone Holdings III L.P. is the managing member and the owner of a majority in interest of BMA V L.L.C. and the sole member of BCP V Side-By-Side GP L.L.C. Blackstone Holdings III GP L.P is the general partner of Blackstone Holdings III L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the common stock beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such common stock except to the extent of its or his indirect pecuniary interest therein. The address of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(3)	The Goldman Sachs Group, Inc. beneficially owns 130,841,915.83258 shares of our common stock, including (i) 43,367,915.81383 shares of our common stock held by GS Capital Partners VI Fund, L.P., (ii) 1,541,318.75521 shares of our common stock held by GS Capital Partners VI GmbH & Co. KG, (iii) 36,071,875.83785 shares of our common stock held by GS Capital Partners VI Offshore Fund, L.P., (iv) 11,925,384.82060 shares of our common stock held by GS Capital Partners VI Parallel, L.P., (v) 6,187,599.00083 shares of our common stock held by GS LVB Co-Invest, L.P., (vi) 6,313,795.00085 shares of our common stock held by Goldman Sachs BMET Investors, L.P., (vii) 18,478,545.00248 shares of our common stock held by Goldman Sachs BMET Investors Offshore Holdings, L.P., (viii) 4,446,381.60060 shares of our common stock held by GS PEP Bass Holdings, L.L.C., (ix) 630,980.00008 shares of our common stock held by Goldman Sachs Private Equity Partners, 2004-Direct Investment Fund, L.P., (x) 901,320.00012 shares of our common stock held by Goldman Sachs Private Equity Partners, 2005-Direct Investment Fund, L.P., and (xi) 976,800.00013 shares of our common stock held by Goldman Sachs Private Equity Partners IX-Direct Investment Fund, L.P., or collectively, the GS Entities. Affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner, managing partner or manager of the GS Entities. Goldman, Sachs & Co. is the investment manager for certain of the GS Entities. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The GS Entities share voting power and dispositive power with respect to the shares of our common stock beneficially owned by them with certain of their respective affiliates. Adrian Jones is a managing director and Andrew Y. Rhee is a vice president of Goldman, Sachs & Co. Each of Mr. Jones, Mr. Rhee and these entities disclaims beneficial ownership of these shares of our common stock, except to the extent of their pecuniary interest therein, if any. The address of the GS Entities and The Goldman Sachs Group, Inc. is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.
(4)	KKR Biomet LLC beneficially owns 134,008,582.50000 shares of our common stock. The address of KKR Biomet, LLC is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. KKR Biomet LLC is owned by the following entities (with percentage ownership of KKR Biomet LLC): KKR 2006 Fund L.P. (83.4%), or KKR 2006 Fund, KKR PEI Investments, L.P. (11.3%), or PEI Investments, 8 North America Investor L.P. (3.6%), 8 North America, OPERF Co-Investment, LLC (0.7%), or OPERF, and KKR Partners III, L.P. (1.0%), or KKR Partners III.

As the sole general partner of the KKR 2006 Fund and as the manager of OPERF, KKR Associates 2006 L.P. may be deemed to share voting and dispositive power with respect to any common stock beneficially owned by the KKR 2006 Fund and by OPERF but disclaims beneficial ownership of such common stock. As the sole general partner of KKR Associates 2006 L.P., KKR 2006 GP LLC may also be deemed to share voting and dispositive power with respect to any common stock beneficially owned by the KKR 2006 Fund and by OPERF but disclaims beneficial ownership of such common stock.

As the sole general partner of PEI Investments, KKR PEI Associates, L.P. may be deemed to share voting and dispositive power with respect to any common stock beneficially owned by PEI Investments but disclaims beneficial ownership of such common stock. As the sole general partner of KKR PEI Associates, L.P., KKR PEI GP Limited may also be deemed to share voting and dispositive power with respect to any common stock beneficially owned by PEI Investments but disclaims beneficial ownership of such common stock.

As the sole general partner of 8 North America, KKR Associates 8 NA L.P. may be deemed to share voting and dispositive power with respect to the common stock beneficially owned by 8 North America but disclaims beneficial ownership of such common stock. As the sole general partner of KKR Associates 8 NA L.P., KKR 8 NA Limited may be deemed to share voting and dispositive power with respect to the common stock beneficially owned by 8 North America but disclaims beneficial ownership of such common stock.

Each of KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC and the sole shareholder of KKR PEI GP Limited and KKR 8 NA Limited); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may be deemed to share voting and dispositive power with respect to the common stock beneficially owned by the KKR 2006 Fund, OPERF, PEI Investments and 8 North America. KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P. and KKR Management LLC disclaim beneficial ownership of such common stock.

As the sole general partner of KKR Partners III, KKR III GP LLC may be deemed to share voting and dispositive power with respect to any common stock beneficially owned by KKR Partners III but disclaims beneficial ownership of such common stock.

As the designated members of KKR Management LLC and the managers of KKR III GP LLC, Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to the common stock beneficially owned by the KKR 2006 Fund, OPERF, 8 North America, PEI Investments and KKR Partners III but disclaim beneficial ownership of such common stock.

(5)	The TPG Funds (as defined below) beneficially own 130,841,915.83258 shares of our common stock, including (i) 5,000,000.00067 common stock held by TPG Partners IV, L.P., a Delaware limited partnership, or TPG Partners IV, whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, or TPG Holdings, (ii) 101,502,030.54563 common stock held by TPG Partners V, L.P., a Delaware limited partnership (“TPG Partners V”), whose general partner is TPG GenPar V, L.P., a Delaware limited partnership, or TPG GenPar V, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings, (iii) 265,560.48304 common stock held by TPG FOF V-A, L.P., a Delaware limited partnership, or TPG FOF A, whose general partner is TPG GenPar V, (iv) 214,161.68003 common stock held by TPG FOF V-B, L.P., a Delaware limited partnership, or TPG FOF B, whose general partner is TPG GenPar V, (v) 23,584,363.02317 common stock held by TPG LVB Co-Invest LLC, a Delaware limited liability company, or TPG Co-Invest I, whose managing member is TPG GenPar V, (vi) 275,800.10004 common stock held by TPG LVB Co-Invest II LLC, a Delaware limited liability company, or TPG Co-Invest II and, together with TPG Partners IV, TPG Partners V, TPG FOF A, TPG FOF B and TPG Co-Invest I, the TPG Funds, whose managing member is TPG GenPar V. The general partner of TPG Holdings is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation, or TPG Advisors. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Advisors and may therefore be deemed to be the beneficial owners of the common stock held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the common stock held by the TPG Funds except to the extent of their pecuniary interest therein. The address of TPG Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(6)	Shares of our common stock shown as beneficially owned by Mr. Binder reflect an aggregate of the following: (i) 147,500 shares owned outright and (ii) 3,979,800 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.
(7)	Shares of our common stock shown as beneficially owned by Mr. Florin reflect an aggregate of the following: (i) 60,000 shares owned outright and (ii) 704,001 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.
(8)	Shares of our common stock shown as beneficially owned by Mr. Williamson reflect an aggregate of the following: (i) 75,000 shares owned outright and (ii) 285,000 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.
(9)	Shares of our common stock shown as beneficially owned by Mr. Vermeulen reflect an aggregate of the following: (i) 19,997 shares owned outright and (ii) 380,000 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.
(10)	Shares of our common stock shown as beneficially owned by Mr. Johnson reflect an aggregate of the following: (i) 10,000 shares owned outright and (ii) 216,251 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.
(11)	Jonathan J. Coslet is a TPG Partner and Jeffrey K. Rhodes is a TPG Principal. Neither Mr. Coslet or Mr. Rhodes have voting or investment power over and each disclaim beneficial ownership of the common stock beneficially held by the TPG Funds. The address of Messrs. Coslet and Rhodes is c/o TPG Global, LLC is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(12)	Timur Akazhanov and Chinh E. Chu are officers of affiliates of the Blackstone Funds and each such person disclaims beneficial ownership of the common stock beneficially held by the Blackstone Funds. The address of Mr. Akazhanov and Mr. Chu is c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154.
(13)	Each of Adrian Jones, managing director, and Andrew Y. Rhee, Vice President, may be deemed to be a beneficial owner of the common stock held by the GS Entities due to his status with Goldman, Sachs & Co., and each such person disclaims beneficial ownership of any such interests in which he does not have a pecuniary interest. The address of Mr. Jones and Mr. Rhee is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.
(14)	Michael M. Michelson and Max C. Lin are executives of Kohlberg Kravis Roberts & Co. L.P. Affiliates of Kohlberg Kravis Roberts & Co. L.P. may be deemed to have beneficial ownership of 1,340,085.82482 shares of our common stock. Messrs. Michelson and Lin disclaim beneficial ownership of such common stock. The address of Messrs. Michelson and Lin is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(15)	The Dane A. Miller Trust owns 5,795,936 shares and the Mary Louise Miller Trust owns 5,795,945 shares. The trustee of the Dane A. Miller Trust is Dane A. Miller. The trustee of the Mary Louise Miller Trust together with the Dane A. Miller Trust, (the “Miller Trusts”) is Mary Louise Miller. The business address of the Miller Trusts is 700 Park Avenue, Suite G, Winona Lake, IN 46590.

(16)	Inclusive of 7,982,369 shares issuable upon exercise of vested options and options held by all executive officers and directors as a group that will vest within 60 days of this filing. Also, includes shares beneficially owned by The Blackstone Funds, The Goldman Sachs Group, Inc., KKR Biomet LLC and TPG Funds through their respective ownership of Holdings, that may be deemed to be beneficially owned by certain of our directors. See footnotes (1), (2), (3) and (4) above. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” for the number of securities authorized for issuance under equity compensation plans.

EXECUTIVE COMPENSATION

Introduction

Compensation and related matters during the 2014 fiscal year were reviewed and approved by the Compensation Committees of LVB and Biomet which we refer to, collectively or individually as the context requires, as the Compensation Committee.

Compensation Discussion and Analysis

This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provided, in each case with respect to the 2014 fiscal year. The goal of this section is to provide a summary of our executive compensation practices and the decisions that we made during this period concerning the compensation package payable to our executive officers, including the five executive officers listed in the Summary Compensation Table. Each of the executives listed in the Summary Compensation Table is referred to herein as a “named executive officer.” This “Executive Compensation” should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation Tables” below.

Compensation Methodology

During the 2014 fiscal year, the Compensation Committee was responsible for administering the compensation and benefit programs for our senior management team, including our named executive officers. The Compensation Committee annually reviews and evaluates cash compensation and equity award recommendations for our executive officers along with the rationale for such recommendations, as well as summary information regarding the aggregate compensation provided to our executive officers. The Compensation Committee examines these recommendations in relation to our overall objectives and risk profile. Our President and Chief Executive Officer was not a member of the Compensation Committee during the 2014 fiscal year and did not participate in the decisions as to his compensation package.

The Compensation Committee has provided significant equity investment opportunities in LVB tied to financial objectives through (1) offering certain of our employees one-time opportunities to purchase shares of LVB at a purchase price equal to the higher of fair market value and $10.00 per share (subject to the employee’s execution of a Management Stockholders’ Agreement, as described below under “—The Elements of Biomet’s Compensation Program—Stock Options and Restricted Stock Units”), (2) granting of options to purchase shares of LVB, and modifying the structure of non-equity awards to provide greater incentives for management performance and (3) granting of RSUs of LVB. The philosophy and target levels of each of the other compensation elements, including base salary, perquisites, health and welfare and retirement benefits during the 2014 fiscal year have largely continued to correspond to the levels of such awards, for periods prior to the 2007 Acquisition. The Compensation Committee’s decisions for the 2014 fiscal year, specifically with respect to base salary and total cash compensation for the Chief Executive Officer and his reports, including the other named executive officers, were made after considering (i) input from our Principal Stockholders on their general experience with current compensation practices with their respective portfolio companies of similar size, (ii) with respect to setting total cash compensation, by reference to at least two major executive compensation surveys per executive officer using the Radford 2013 Global Technology Survey: High Tech and Medical Device break outs, the 2012 US Mercer SIRS®: Life Sciences and Medical Device break outs, and/or the 2012 Mercer Benchmark Report, and (iii) with respect to general merit increases of base salary amounts from fiscal year 2013 amounts, for all employees of the Company including executive officers, general, broad-based market data, including the Mercer Global Compensation Planning Report, WorldatWork Salary Budget Survey, Compdata Surveys Midwest Manufacturing & Distribution Survey, Radford Global Life Sciences Survey and Culpepper Life Sciences Compensation Survey.

Executive Compensation Philosophy and Objectives

Our executive compensation practices are affected by the highly competitive nature of the orthopedics industry and the location of our executive offices in Warsaw, Indiana. The fact that a number of the leading orthopedic manufacturers in the world have significant operations in and around Warsaw, Indiana means that there are continuing opportunities for experienced orthopedic executives who reside in this area. On the other hand, the fact that Warsaw, Indiana, is a small town in a predominantly rural area can present challenges to attracting executive talent from other industries and parts of the country.

Our executive compensation policies and practices during the 2014 fiscal year reflected the compensation philosophies of our founders and were designed to help achieve the superior performance of our executive officers and management team by accomplishing the following goals:

•	attracting, retaining and rewarding highly qualified and productive persons;

•	relating compensation to company, business unit and individual performance;

•	encouraging strong performance without incentivizing inappropriate or excessive risk-taking;

•	establishing compensation levels that are internally equitable and externally competitive; and

•	encouraging an ownership interest and instilling a sense of pride in Biomet.

These objectives were based upon one of our founding philosophies: equity incentives in the form of stock options and restricted stock units (“RSUs”) are an excellent motivation for team members, including executive officers, and serve to align the interests of team members, management and our equity investors.

Based on these objectives, the compensation package of our executive officers during the 2014 fiscal year was intended to meet each of the following three criteria: (1) market levels competitive with companies of similar size and performance to us; (2) performance based, “at risk” pay that is based on both short and long-term goals; and (3) incentives that are structured to create alignment between our equity investors and executives.

The Elements of Biomet’s Compensation Program

As a result of our compensation philosophies and objectives, the compensation package of our executive officers during the 2014 fiscal year consisted of five primary elements: (1) base salary, (2) non-equity incentive plan awards, (3) stock options and RSUs, (4) participation in employee benefit plans, and (5) deferred compensation elections. Consistent with prior fiscal years, our practice during the 2014 fiscal year was to provide total cash compensation (consisting of base salary plus annual cash incentive awards) at amounts we believed to be generally comparable with, or average to, the amounts paid to executives with companies of similar size and performance to us, in each case with responsibilities similar to the responsibilities of our executives.

In an effort to provide competitive, fair and equitable compensation, it was decided to benchmark total cash compensation opportunities for our executive officers on an annual basis. In establishing target total cash compensation opportunities for our executive officers for fiscal year 2014, the Compensation Committee used market data from the Compensation Surveys, size-adjusted to reflect our annual revenues, which resulted in a pool of approximately 406 companies with respect to the Radford Global Technology Survey and a pool of approximately 123 companies with respect to the US SIRS Survey, and a pool of approximately 26 companies with respect to the Netherlands Mercer Compensation Report. The Compensation Committee generally targets total cash compensation relative to a range around the 50th percentile of market data, or the Target Range.

We used the Target Range, plus or minus 20% of the midpoint, as a goal for assessing the pay for each executive officer, including the named executive officers, for fiscal year 2014. The Compensation Surveys, as adjusted, indicated that for fiscal year 2014, the target total cash compensation for each of the applicable named executive officers was within the Target Range, except for Mr. Williamson, who was slightly above the target range.

Base Salary. The Compensation Committee reviewed our performance, the executive officers’ performance, our future objectives and challenges and the current competitive environment and set the base salary for each executive officer at the beginning of the fiscal year. Our Chief Executive Officer, Mr. Binder’s base salary for fiscal year 2014 increased consistent with the Corporate merit increase of 3% in the United States as determined by the Compensation Committee. The Chief Executive Officer was given relatively broad latitude by the Compensation Committee to adjust the merit increase percentage upward or downward for his direct reports, subject to Compensation Committee approval, on the basis of Mr. Binder’s assessment of job performance for the preceding fiscal year. Mr. Florin, Mr. Williamson and Mr. Johnson’s merit increases were consistent with the merit increases of 3% in the United States determined by Mr. Binder and approved by the Compensation Committee. Mr. Williamson received a base salary increase of 14.9% in connection with a promotion during fiscal year 2014. Mr. Johnson received an adjustment during the year totaling a 10% increase. Mr. Williamson and Mr. Johnson’s increases were calculated using a quantitative analysis for total cash compensation from the Compensation Surveys, as adjusted. Mr. Vermuelen received the Corporate merit increase of 3% and an additional 2% based on performance.

Non-equity Incentive Plan. Annual cash incentive awards to our named executive officers for the 2014 fiscal year were paid under the terms of a non-equity incentive plan approved by our Compensation Committee following consummation of the 2007 Acquisition. The principal objective sought to be achieved by our non-equity incentive plan is to align awards with predetermined objectives and thereby improve performance in specific areas. Payments under the plan are calculated based upon a target percentage of the executive’s base salary (actually paid during the fiscal year) determined by position with us. Potential payments under the non-equity incentive plan for the 2014 fiscal year could have ranged from 0% to 200% of each named executive officer’s base salary based on corporate and business unit performance with Mr. Binder’s target bonus set at 110% of base salary and the target bonus of each of the other named executive officers set at 80% of base salary as discussed below.

For fiscal year 2014, the Compensation Committee chose corporate and business unit incentive metrics that it considered important valuation metrics that would effectively measure our performance. Corporate and business unit criteria for the 2014 fiscal year consisted of (i) Adjusted EBITDA (as defined in the senior secured credit facilities), or Adjusted EBITDA, Credit Agreement, (ii) net sales and (iii) free cash flow as a percentage of net sales, or FCF/Net Sales%. For these purposes, Adjusted EBITDA, Credit Agreement is defined as operating income, as reported before special items from operations and depreciation and amortization from operations.

Company Free Cash Flow for Corporate is reflected as unlevered free cash flow performance defined as cash flow from operations, less capital expenditures, plus cash paid interest. The SBU free cash flow is defined as Adjusted EBITDA plus or minus the change in accounts receivable and inventory, less capital expenditures.

All adjustments were reviewed and approved by the Compensation Committee. See table below for additional definitions.

The Compensation Committee also established the weighting for each financial metric and approved a grid for each metric to determine the percentage of the target bonus that would be paid in respect of such metric, or percentage payout, based upon the percentage of target performance actually achieved. Target performance goals for each financial metric were generally established consistent with our operating plan for fiscal year 2014.

The following table details the percentage payouts by bonus metric:

Bonus Payout Percentages(1)
(percentage of business plan target)	—%	200%
Jeffrey R. Binder
Daniel P. Florin
Company Adjusted EBITDA, Credit Agreement(2)	below 95%	107.5% or greater
Company Sales	below 95%	107.5% or greater
Company FCF/Company Sales	below 95%	107.5% or greater
Dan Williamson
Company Adjusted EBITDA, Credit Agreement(2)	below 95%	107.5% or greater
Company Sales	below 95%	107.5% or greater
Company FCF/Company Sales	below 95%	107.5% or greater
Global Reconstructive Adjusted EBITDA, Credit Agreement(2)	below 95%	107.5% or greater
Global Reconstructive Sales	below 95%	107.5% or greater
Global Reconstructive FCF/Global Reconstructive Sales	below 95%	107.5% or greater
Renaat Vermeulen
Company Adjusted EBITDA, Credit Agreement(2)	below 95%	107.5% or greater
Company Sales	below 95%	107.5% or greater
Company FCF/Company Sales	below 95%	107.5% or greater
EMEA Adjusted EBITDA, Credit Agreement(2)	below 90%	110.0% or greater
EMEA Sales	below 95%	107.5% or greater
EMEA FCF/EMEA Sales	below 90%	120.0% or greater
Adam R. Johnson
Company Adjusted EBITDA, Credit Agreement(2)	below 95%	107.5% or greater
Company Sales	below 95%	107.5% or greater
Company FCF/Company Sales	below 95%	107.5% or greater
Spine and Bone Healing Adjusted EBITDA, Credit Agreement(2)	below 90%	110.0% or greater
Spine and Bone Healing Sales	below 95%	107.5% or greater
Spine and Bone Healing FCF/Spine and Bone Healing Sales	below 90%	120.0% or greater
Microfixation Adjusted EBITDA, Credit Agreement(2)	below 90%	120.0% or greater
Microfixation Sales	below 90%	120.0% or greater
Microfixation FCF/Microfixation Sales	below 90%	130.0% or greater

(1)	The payments are calculated based on straight line interpolation from (a) 0%, for performance below the threshold set forth in the 0% bonus payout percentage column above, to 100%, for achievement of 100% of the applicable performance metric, and (b) 100% to 200%, for performance at or above the threshold set forth in the 200% bonus payout percentage column above.
(2)	Adjusted EBITDA, as defined in the Amended and Restated Credit Agreement (“Adjusted EBITDA, Credit Agreement”).

The Compensation Committee established different weightings for corporate and business unit performance for each named executive officer in recognition of his or her role in driving our overall performance. The Compensation Committee also retained the authority to reduce the bonus determined as set forth above. Under the plan, the Compensation Committee may also award an additional bonus amount, a leadership/discretionary award, at its discretion. Mr. Binder, Mr. Williamson and Mr. Vermeulen received a leadership/discretionary award for fiscal year 2014.

The following chart shows the financial metrics and their weighting, targets, actual performance against the targets and resulting payout percentage for each of our and our business units’ performance goals as well as the discretionary bonuses discussed above:

(in millions, except percentages)	Target Performance(1)	Actual Performance(1)		Payout %
Jeffrey R. Binder
Company Adjusted EBITDA, Credit Agreement (50%)	$1,098.2	$1,115.9	(2)	60.74%
Company Sales (25%)	$3,154.9	$3,216.1		29.85%
Company FCF/Company Sales (25%)	18.1%	19.9	%(3)	50.00%
Total financial metrics (taking into account weighting)				140.59%
Leadership discretionary award				27.21	%(6)
Total				167.80%
Daniel P. Florin
Company Adjusted EBITDA, Credit Agreement (50%)	$1,098.2	$1,115.9	(2)	60.74%
Company Sales (25%)	$3,154.9	$3,216.1		29.85%
Company FCF/Company Sales (25%)	18.1%	19.9	%(3)	50.00%
Total (taking into account weighting)				140.59%
Dan Williamson
Company Adjusted EBITDA, Credit Agreement (25%)	$1,098.2	$1,115.9	(2)	30.37%
Company Sales (12.5%)	$3,154.9	$3,216.1		14.93%
Company FCF/Company Sales (12.5%)	18.1%	19.9	%(3)	25.00%
Global Reconstructive Adjusted EBITDA, Credit Agreement (25%)	$1,013.6	$1,041.6		34.20%
Global Reconstructive Sales (12.5%)	$2,425.7	$2,470.7		14.82%
Global Reconstructive FCF/Global Reconstructive Sales (12.5%)	32.5%	32.6	%(4)	12.91%
Total financial metrics (taking into account weighting)				132.23%
Leadership discretionary award				26.41	%(6)
Total				158.64%
Renaat Vermeulen
Company Adjusted EBITDA, Credit Agreement (25%)	$1,098.2	$1,115.9	(2)	30.37%
Company Sales (12.5%)	$3,154.9	$3,216.1		14.93%
Company FCF/Company Sales (12.5%)	18.1%	19.9	%(3)	25.00%
EMEA Adjusted EBITDA, Credit Agreement (25%)	$165.5	$175.4		40.01%
EMEA Sales (12.5%)	$649.8	$672.0		16.77%
EMEA FCF/EMEA Sales (12.5%)	12.0%	13.5	%(4)	16.13%
Total financial metrics (taking into account weighting)				143.21%
Leadership discretionary award				6.77	%(6)
Total				149.98%
Adam R. Johnson
Company Adjusted EBITDA, Credit Agreement (25%)	$1,098.2	$1,115.9	(2)	30.37%
Company Sales (12.5%)	$3,154.9	$3,216.1		14.93%
Company FCF/Company Sales (12.5%)	18.1%	19.9	%(3)	18.75	%(5)
Spine and Bone Healing Adjusted EBITDA, Credit Agreement (12.5%)	$49.7	$46.4		5.15%
Spine and Bone Healing Sales (6.25%)	$277.5	$278.2		6.41%
Spine and Bone Healing FCF/Spine and Bone Healing Sales (6.25%)	3.8%	5.9	%(4)	6.25	%(5)
Microfixation Adjusted EBITDA, Credit Agreement (12.5%)	$36.6	$37.4		13.04%
Microfixation Sales (6.25%)	$110.0	$113.0		6.47%
Microfixation FCF/Microfixation Sales (6.25%)	27.4%	27.0	%(4)	6.11%
Total (taking into account weighting)				107.48%

(1)	All dollar targets and actual performance at budget foreign exchange rates except actual Company Adjusted EBITDA, Credit Agreement.

(2)	Includes a reduction of $4.9 million due to foreign currency exchange benefits, a reduction of $2.8 million for remediation special charges incurred in Dental and discretionary increase of $6.0 million for direct to consumer national advertising campaign approved by the Board of Directors.
(3)	Free Cash Flow represents unlevered free cash flow performance defined as cash flow from operations, less capital expenditures, plus cash paid interest.
(4)	Free Cash Flow represents Adjusted EBITDA, Credit Agreement at budget foreign currency rates less capital expenditures at budget foreign currency rates plus or minus the change in working capital.
(5)	Represents discretionary adjustment to reduce payout for FCF based on the Adjusted EBITDA metric performance for Spine and Bone Healing at less than 100% per the plan design.
(6)	Leadership/discretionary award percentages were approved by the Compensation Committee.

The following chart shows the weighting assigned to the various corporate and business unit performance goals discussed above as percentage of base salary for each named executive officer:

	Jeffrey R. Binder		Daniel P. Florin		Renaat Vermeulen Adam R. Johnson		Daniel E. Williamson(1)
Goals	Target	Max	Target	Max	Target	Max	Target	Max
Company Financials	110%	200%	80%	200%	20%	50%	17%	50%
Business Unit Financials	—	—	—	—	60%	150%	50%	150%

TOTAL	110%	200%	80%	200%	80%	200%	67%	200%

(1)	Mr. Williamson had a prorated bonus target of 67% because he was increased from a 60% to an 80% bonus target during fiscal year 2014.

The chart below includes information about the named executive officers’ 2014 fiscal year non-equity incentive plan target and maximum award opportunities and actual payouts (based on total bonus payout percentages), including as a percentage of base salary.

	Non-Equity Incentive Plan Target		Non-Equity Incentive Plan Maximum		Non-Equity Incentive Plan Payout (Paid in July 2014)
	% of Base Salary	Amounts ($)	% of Base Salary	Amounts ($)	% of Base Salary	Amount ($)
Jeffrey R. Binder	110%	$834,336	200%	$1,516,975	185%	$1,400,000
Daniel P. Florin	80%	357,217	200%	893,042	112%	502,211
Daniel E. Williamson	67%	188,095	200%	564,258	106%	298,446
Renaat Vermeulen	80%	312,647	200%	781,617	120%	468,908
Adam R. Johnson	80%	241,729	200%	604,323	86%	259,769

The Compensation Committee and management believe that the metrics for the non-equity incentive plan align well with our objective of relating compensation to company, business unit and individual performance.

Stock Options and Restricted Stock Units. In 2007, the Board of Directors of LVB adopted the LVB Acquisition, Inc. 2007 Management Equity Incentive Plan, or as amended the 2007 LVB Plan, which provides for the grant of non-qualified stock options to purchase shares of common stock of LVB, or the LVB Options, to our and our affiliates’ key employees, directors, service providers and consultants. The Compensation Committee is responsible for administering the 2007 LVB Plan and authorizing the grant of LVB awards pursuant thereto and may amend the 2007 LVB Plan (and any LVB awards) at any time. LVB awards may not be granted under the 2007 LVB Plan on or after November 16, 2017. When the 2007 LVB Plan became effective, there were 37,520,000 shares of LVB common stock reserved for issuance in connection with LVB awards to be granted thereunder. Effective December 31, 2010, the 2007 LVB Plan was amended to increase the authorized share pool by 1,000,000 shares. As of May 31, 2014, there were 1,851,173 shares available for issuance under the 2007 LVB Plan.

Generally 75% of the LVB Options granted to employees vest based on continued employment and 25% vest based on the achievement of annual Adjusted EBITDA, Credit Agreement performance criteria established by the Compensation Committee.

Upon termination of a participant’s employment, the 2007 LVB Plan provides that any unvested portion of a participant’s LVB award will be forfeited, and that the vested portion of his or her LVB award will expire on the earliest of (1) the date the participant’s employment is terminated for cause, (2) 30 days following the date the participant resigns without good reason, (3) 90 days after the date the participant’s employment is terminated either by us for any reason other than cause, death or disability, or by the participant with good reason, (4) one year after the date the participant’s employment is terminated by reason of death or disability or (5) the tenth anniversary of the grant date of the LVB award. In no event will any option remain outstanding after the tenth anniversary of the original grant date of such option.

Prior to receiving shares of LVB’s common stock, participants must execute a Management Stockholders’ Agreement, which provides that the shares are subject to certain transfer restrictions, put and call rights, and tag-along and drag-along rights (and, with respect to certain senior members of management, limited registration and preemptive rights).

We do not have a regular program of annual equity grants. The Compensation Committee makes awards to our executive officers in its discretion as it deems necessary or appropriate. While we have historically granted stock options as our equity incentives, the Board of Directors and stockholders of LVB adopted and approved a Restricted Stock Unit Plan effective February 10, 2011, for executives and other key team members, or the Prior RSU Plan. In consultation with management, the Compensation Committee determined that such a plan would provide a valuable retention tool in the context of challenging market conditions and the resulting decrease in value of previously granted stock options, while at the same time continuing to align the interests of management and stockholders. In deciding to expand its equity incentives to include RSUs the Compensation Committee also noted the market trend toward RSUs in light of its need to continue to attract and retain talented people from competitors.

The number of RSUs granted to the Chief Executive Officer in 2011 was determined by the Compensation Committee, which based its determination on the size of the available pool of RSUs and the retention benefit of the award amount. With respect to the other named executive officers and other recipients, the Compensation Committee delegated to the Chief Executive Officer broad latitude to determine the number of RSUs to be granted to such individuals, subject to the final review and approval by the Compensation Committee. The Chief Executive Officer, in consultation with the Senior Vice President—Human Resources, made his determination of the number of RSUs granted to the other named executive officers in 2011 based on the size of the available pool of RSUs and several subjective factors, including level of responsibility, job performance, importance to our future success and retention risk.

On July 2, 2012, LVB launched a tender offer to eligible employees to exchange all of the stock options and RSUs held by such employees for new stock options and RSUs. Following the expiration of the tender offer on July 30, 2012, LVB accepted for exchange eligible options to purchase an aggregate of 29,821,500 shares of common stock of LVB and eligible RSUs underlying an aggregate of 3,665,000 shares of common stock of LVB. In accordance with the terms and conditions of the tender offer, on July 31, 2012, LVB granted 29,821,500 new options and 10,795,000 new RSUs in exchange for the cancellation of such tendered options and RSUs. All of the named executive officers participated in the tender offer and such grants are reflected in the Stock Awards and Option Awards columns of the Summary Compensation Table with respect to fiscal year 2013 and in the Grant of Plan-Based Awards table.

The objective of the tender offer was to provide employees who elected to participate with new options and new RSUs, the terms of which preserve the original incentive effect of our equity incentive programs in light of market and industry-wide economic conditions. The terms of the new stock options differed in respect to the tendered options principally with respect to:

•	Exercise Price—The exercise price for the new stock options was lowered to the current fair value on the grant date of $7.88 per share.

•	Vesting Periods—All prior options that were vested as of the completion date of the tender offer remained vested. All time-vesting options which were unvested as of the completion date of the tender offer continue to vest on the same schedule on which they were originally granted. All unvested replacement extended time vesting options and modified performance options will vest on a schedule which is generally two years longer than the original vesting schedule, but in no case will the vesting schedule be extended past 2017.

•	Performance Vesting Threshold—The new modified performance options will vest over the new vesting period if, as of the end of our most recent fiscal year ending on or prior to such vesting date, Biomet has achieved the Adjusted EBITDA, Credit Agreement target for such fiscal year determined by the Compensation Committee of our Board of Directors on or before the ninetieth (90th) day of such fiscal year and consistent with our business plan. The Adjusted EBITDA, Credit Agreement target for fiscal year 2014 was $1,098.2 million. As the actual Adjusted EBITDA, Credit Agreement was $1,115.9 million, the target was achieved.

Following the expiration of the tender offer, the Board of Directors of LVB adopted and approved the LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan, or the New RSU Plan, and, together with the Prior RSU Plan, the RSU Plans. The new restricted stock units issued pursuant to the tender offer were issued under the New RSU Plan. All of the outstanding restricted stock units issued under the Prior RSU Plan were tendered for exchange pursuant to the tender offer and no restricted stock units issued under the Prior RSU Plan remain outstanding. The aggregate number of shares available for issuance pursuant to the terms of the New RSU Plan is 14,000,000, up to 10,000,000 of which may be time-based restricted stock units and up to 4,000,000 of which may be performance-based restricted stock units. As of May 31, 2014, there were 1,324,375 shares available for issuance under the New RSU Plan, subject to adjustment as described in the New RSU Plan. Under the terms of the New RSU Plan, the Compensation Committee may grant participants RSUs, each of which represents the right to receive one share of common stock, subject to certain vesting restrictions and risk of forfeiture. The restricted stock units vest under certain time-vesting and liquidity event conditions.

The terms of the new RSUs are different from the tendered RSUs with respect to the vesting schedule, performance conditions and settlement. The new RSUs were granted subject to either a time-based vesting or a performance-based vesting requirement. Unlike the exchanged RSUs, the new RSUs will not vest in full on May 31, 2016 regardless of satisfaction of vesting conditions. This automatic vesting provision was not included in the new RSUs.

New time-based RSUs vested ten percent upon the grant date, as well as on January 1, 2013 and on January 1, 2014, and will vest ten percent on June 1, 2014; ten percent on January 1, 2015; ten percent upon on June 1, 2015; ten percent on January 1, 2016; fifteen percent on June 1, 2016; and fifteen percent on January 1, 2017, subject to participant’s continuous employment with us on the applicable vesting date. Vested time-based RSUs settle upon the earlier of a change of control, certain initial public offerings within six years of the grant date or the termination by reason of death or disability, or certain terminations in connection with a change of control. Participants holding new RSUs also received new awards called management dividend awards representing the right to receive a cash payment. Management dividend awards vest on a one-to-one basis with each new time-based RSU. Vested management dividend awards are paid by cash distributions promptly following each anniversary of the grant date until the earlier of certain initial public offerings by us or the fifth anniversary of the grant date, subject to withholding taxes. Upon termination of employment for any reason, management dividend awards will be forfeited.

A percentage of the performance-based new RSUs may vest upon the Principal Stockholders’ sale of all or a portion of their stock in us, subject to the participant’s continued employment though such date. The percentage of performance-based RSUs that will be eligible to vest and settle upon a sale is equal to the percentage of the Majority Stockholders (as defined in the New RSU Plan) initial interest which is sold in each transaction (the “eligible percentage”). Further, in each sale or offering, fifty percent of the eligible percentage of performance RSUs vest if the Principal Stockholders receive an individual MoM (as defined below) and cumulative MoM (as defined below) of at least 1.10 (the “1.10 MoM RSUs”), and fifty percent vest if the Majority Stockholders receive an individual MoM and cumulative MoM of at least 1.25 (the “1.25 MoMRSUs”). The individual MoM test is satisfied if the MoM thresholds are met based on the Majority Stockholders’ interest sold in the current transaction. The cumulative MoM test is satisfied if the MoM thresholds are met based on the Majority Stockholders’ aggregate interest sold to date. If either the individual MoM test or cumulative MoM test fails, no performance-based RSUs will vest for that particular sale or offering. However, any performance-based RSUs that did not vest in a prior sale are eligible to vest if both the individual and cumulative MoM tests are met on a subsequent sale. In addition and separate from the individual and cumulative MoM tests, unvested 1.10 MoM RSUs will become fully vested once the Majority Stockholders have received cash proceeds equal to 1.10 times its total cost basis and unvested 1.25 MoM RSUs will become fully vested once the Majority Stockholders have received 1.25 times its total cost basis. Following the fifth year from the date of grant of the new performance-based RSUs, any performance-based RSUs that remain unvested will also vest if (i) we are publicly traded and (ii) certain stock price targets are met. Any unvested 1.10 MoM RSUs will vest if our stock price reaches — and maintains for 30 consecutive days — a level which would value the Majority Stockholders’ total interest (based on the Majority Stockholders’ realized proceeds to date plus their unrealized stake valued at our stock price on such date) over the Majority Stockholders’ initial investment at a level of at least 1.10 and any unvested 1.25 MoM RSUs will vest if the stock price achieves such a level which would value the Majority Stockholders’ total interest over the Majority Stockholders’ initial investment at a level of at least 1.25.

The New RSU Plan defines “cumulative MoM” as equal to the quotient of (i) all cash received directly or indirectly by the Majority Stockholders in connection with all liquidity events to date, including all cash dividends and other distributions directly or indirectly to the Majority Stockholders in respect of the initial majority stockholder shares on or prior to the date on which the liquidity event occurs, divided by (ii) the product of (1) the aggregate purchase price paid by the Majority Stockholders for the initial majority stockholder shares and (2) a fraction, the numerator of which is the number of initial Majority Stockholders’ shares disposed of in all such liquidity events to date and the denominator of which is the number of the initial Majority Stockholders’ shares; provided that to the extent any such liquidity event does not result in the sale, transfer or other disposition of initial Majority Stockholders’ shares, such fraction shall be equitably adjusted by the Board as appropriate to reflect the conversion of equity value into cash in connection with such cash dividend or other distribution of cash.

In addition, the New RSU Plan defines “individual MoM” as equal to the quotient of (i) all cash received directly or indirectly by the Majority Stockholders in connection with the liquidity event, divided by (ii) the product of (1) the aggregate purchase price paid by the Majority Stockholder for the initial Majority Stockholders’ shares and (2) a fraction, the numerator of which is the number of initial Majority Stockholders’ shares disposed of in such liquidity event and the denominator of which is the number of the initial Majority Stockholders’ shares; provided that to the extent any such liquidity event does not result in the sale, transfer or other disposition of initial Majority Stockholders’ Shares, such fraction shall be equitably adjusted by the Board as appropriate to reflect the conversion of equity value into cash in connection with such cash dividend or other distribution of cash.

Upon termination of a participant’s employment, the New RSU Plan provides that any unvested RSUs will be forfeited. In addition, following the termination of employment with us, all new RSUs, whether vested or unvested, will be forfeited if such employee provides services to any of our competitors.

On March 27, 2013, the Compensation Committee of LVB adopted and approved an amendment to the New RSU Plan, which permits certain participants in the New Plan, including the named executive officers, to be eligible to elect to receive a cash award with respect to certain of their vested time-based RSUs subject to certain additional performance conditions. Mr. Vermeulen elected to participate in the program in fiscal year 2013, electing to forfeit 18,000 time-based restricted stock units in return for a cash payment of $141,750, based on the fair market value of LVB’s common stock on the first day of the election period, payable in three installments: 40% immediate and 40% and 20% on each of the first and second anniversary subject to continued employment through the payment date (other than in the event of a termination by us without cause).

Retirement Plans. During the 2014 fiscal year our executive officers in the United States were eligible to participate in our 401(k) plan, or the “401(k) Plan”. Each year we, in our sole discretion, may match 100% of each team member’s contributions, up to a maximum amount equal to 6% of the team member’s annual cash compensation. All contributions to the 401(k) Plan are allocated to accounts maintained on behalf of each participating team member and, to the extent vested, are available for distribution to the team member or beneficiary upon retirement, death, disability or termination of service.

During the 2014 fiscal year our European executive officers in certain countries were eligible to participate in its defined contribution plan. Each year we contribute a percentage of employees’ pensionable salaries based on their age at January 1st.

We do not sponsor or maintain any pension plans applicable to our U.S. based named executive officers.

Deferred Compensation. We maintain the Biomet Deferred Compensation Plan, or Deferred Compensation Plan, a non-qualified deferred compensation plan, which is available for our senior management. The Deferred Compensation Plan allows eligible participants to defer pre-tax compensation to reduce current tax liability and assist senior management in their planning for retirement and other long-term savings goals in a tax effective manner. We have not historically made any contributions to the Deferred Compensation Plan; however, we reserve the right to make discretionary allocations to accounts at times and in amounts designated by us. Under the Deferred Compensation Plan, eligible participants may defer up to 100% of their base salary and annual cash incentive award. Participants receive scheduled distributions from the Deferred Compensation Plan, which are treated as ordinary income subject to federal and state income taxation at the time of distribution. Except in circumstances of hardship, unscheduled withdrawals are not permitted. Amounts contributed to the Deferred Compensation Plan are at the participant’s election and are treated as “deemed investments,” which means that the participants have no ownership interest in the investment alternative selected. The participants’ deferrals and any notional investment gains thereon are reflected on our financial statements and are part of our unsecured general assets. The Deferred Compensation Plan is an unfunded “future promise to pay” by us. Neither Biomet nor the Deferred Compensation Plan record keeper provides any guarantee of investment return. We do not pay above-market interest rates on deferred amounts of compensation. None of our named executive officers participates in the current Deferred Compensation Plan.

Perquisites. We believe that our approach to perquisites has historically been, and continues to be, generally comparable to other companies in our “informal peer group.” Our “informal peer group” includes our Principal Stockholders’ respective portfolio companies of similar size and other companies in the orthopedics industry, including Zimmer Holdings, Inc., Stryker Corp. and Medtronic, Inc. We use this group as an anecdotal tool and not for purposes of quantitative benchmarking. Our President and Chief Executive Officer and other named executive officers generally have been permitted, when practical and consistent with historical practice, to use the company aircraft for business and personal travel for security reasons. On a case by case basis, we have historically reimbursed certain executives for social club dues, offered to provide a travel allowance in connection with Biomet related travel, and offered to provide relocation assistance to certain members of our senior management team who relocate their principal residence at our request. For example, we have historically, at times, provided reimbursement of moving expenses and protection against a loss on the sale of the executive’s home.

Health and Welfare Benefits. Named executive officers have historically received similar benefits to those provided to all other salaried U.S. employees, such as medical, dental, vision, life insurance and disability coverage.

Employment Agreements. We have entered into employment agreements with each of our named executive officers to help ensure the retention of those executives critical to our future success. These agreements contain severance and change in control provisions which provide for potential future compensation depending on the circumstances of their departure from Biomet. Employment agreement summaries for each named executive officer are included below.

Policy with Respect to Deductibility of Compensation over $1 Million. Section 162(m) of the Code generally limits to $1.0 million the tax deductibility of annual compensation paid by publicly held corporations (as defined in the Code) to certain executives. However, performance based compensation can be excluded from this limit if it meets certain requirements. Prior to the 2007 Acquisition, Biomet’s Compensation Committee’s policy was historically to consider the impact of Section 162(m) in establishing compensation for our senior executives. However, the committee historically retained the discretion to establish compensation, even if such compensation was not deductible under Section 162(m), if, in the committee’s judgment, such compensation was in our best interest and was reasonably expected to increase shareholder value. Following the 2007 Acquisition and through the 2012 fiscal year, because we were not a publicly held corporation (as defined in the Code) with publicly held equity, the restrictions of Section 162(m) have not applied to us. During fiscal year 2012, LVB filed a registration statement on Form 10 pursuant to Section 12(g) of the Securities Exchange Act of 1934 because there were more than 500 holders of stock options representing the right to acquire shares of LVB common stock, par value $0.01 per share, as of the end of LVB’s fiscal year ended May 31, 2011, which means that LVB is now a publicly held corporation for purposes of Section 162(m) of the Code. The Compensation Committee will therefore consider the impact of Section 162(m) of the Internal Revenue Code in the design of its compensation strategies going forward. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Compensation Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders. Other than with respect to the grandfather period for existing performance based compensation arrangements, until such time as the Compensation Committee or a designated subcommittee is comprised of a majority of outside directors (as defined in the Code), we will not be able to qualify for the exclusions of performance based compensation from the $1 million limit.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this annual report on Form 10-K.

Compensation Committee

Chinh E. Chu

Jonathan J. Coslet

Adrian Jones

Michael Michelson

Executive Compensation Tables

Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during the 2012, 2013 and 2014 fiscal years (as applicable) by our named executive officers. The total compensation presented below does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers during the 2012, 2013 and 2014 fiscal years.

The individual components of the total compensation calculation reflected in the Summary Compensation Table with respect to fiscal 2014 are broken out below:

Salary. Base salary earned during the 2014 fiscal year. Refer to “—The Elements of Biomet’s Compensation Program—Base Salary” above for further information concerning this element of our compensation program.

Bonus. The Compensation Committee may also award an additional bonus amount, a leadership/discretionary award, at its discretion under the annual bonus plan. Mr. Binder, Mr. Williamson and Mr. Vermeulen received a leadership/discretionary award for fiscal year 2014.

Equity-Based Awards. The awards disclosed under the heading “Stock Awards” consist of RSUs granted under the RSU Plans and the awards disclosed under the heading “Option Awards” consist of grants of stock options awarded under the 2007 LVB Plan. For further information about our equity-based award programs, refer to “—The Elements of Biomet’s Compensation Program—Stock Options and Restricted Stock Units” above. In addition, details about equity-based awards made during the 2014 fiscal year are included in the Grants of Plan-Based Awards Table below. The dollar amounts for the awards in the Summary Compensation Table below reflect the grant date fair value of award grants made in the fiscal year, measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”) utilizing the assumptions discussed in Note 12, Share-based Compensation and Stock Plans, to our audited consolidated financial statements for each of the three years in the period ended May 31, 2014 included in our annual report on Form 10-K for the year ended May 31, 2014. The increase in the value of equity awards in fiscal year 2013 was related to the modification described above. The recognized compensation expense of the equity-based awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the named executive officer based on a number of factors. The factors include our actual operating performance, common share price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

Non-equity Incentive Plan Compensation. Our named executive officers earned annual cash incentive awards for the 2014 fiscal year. Refer to “—The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan” above for further information concerning this element of our compensation program.

All Other Compensation. The amounts included under the “All Other Compensation” heading represent the sum of: (1) certain perquisites and other personal benefits; (2) Biomet-paid contributions to defined contribution and other retirement plans; (3) Biomet-paid insurance premiums; (4) certain tax reimbursements made by us; and (5) certain other amounts more fully described in footnote (2) to the Summary Compensation Table.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Jeffrey R. Binder	2014	$758,488	$227,006	$—	$—	$1,172,994	$761,557	$2,920,045
President and Chief Executive Officer	2013	763,974	—	13,564,000	4,441,500	1,000,000	845,616	20,615,090
	2012	717,036	—	—	—	687,982	689,205	2,094,223
Daniel P. Florin	2014	446,521	—	—	—	502,211	87,688	1,036,420
Senior Vice President and Chief Financial Officer	2013	449,751	—	2,702,200	793,763	413,366	87,051	4,446,131
	2012	422,118	—	—	—	337,695	65,876	825,689
Daniel E. Williamson
Senior Vice President and President, Global Reconstructive Joints	2014	282,129	49,729	581,000	316,250	248,717	50,565	1,528,390
Renaat Vermeulen
Senior Vice President and President, EMEA	2014	390,809	21,135	—	—	447,773	214,717	1,074,434
Adam R. Johnson	2014	302,162	—	—	—	259,769	332,310	894,241
Senior Vice President; Group President, Spine, Microfixation and Bone Healing	2013	300,173	—	2,186,800	480,063	259,297	216,934	3,443,267

(1)	For each named executive officer listed in the Summary Compensation Table above, the amounts included in the Stock Awards and Option Awards columns reflect the grant date fair value, as calculated in accordance with FASB ASC Topic 718, of grants made in the applicable fiscal year.

(2)	The table below presents an itemized account of “All Other Compensation” provided during the 2012, 2013 and 2014 fiscal years (as applicable). For each named executive officer listed below, the sum of the amounts listed in the columns in the table below reflects the total value included under the “All Other Compensation” heading in the table above.

	Year	Life Insurance Premiums ($)	Retirement Plan Contributions ($)(a)	Travel Allowance ($)(b)	Personal Use of Company Aircraft ($)(c)	Other ($)		Total ($)
Jeffrey R. Binder	2014	$288	$15,600	$13,000	$450,669	$282,000	(d)	$761,557
	2013	288	15,300	13,500	534,528	282,000	(d)	845,616
	2012	176	13,200	13,000	474,829	188,000	(d)	689,205
Daniel P. Florin	2014	288	14,600	13,000	2,800	57,000	(d)	87,688
	2013	288	16,263	13,500	—	57,000	(d)	87,051
	2012	176	14,700	13,000	—	38,000	(e)	65,876
Daniel E. Williamson	2014	288	15,527	13,000	—	21,750	(d)	50,565
Renaat Vermeulen	2014	—	95,464	26,553	—	92,700	(d)(g)	214,717
Adam R. Johnson	2014	288	15,245	13,000	—	303,777	(d)(f)	332,310
	2013	288	12,590	13,500	—	190,556	(d)(f)	216,934

(a)	Represents the employer 401k contribution for Messrs. Binder, Florin, Williamson and Johnson and the employer contribution into the defined contribution plan for Mr. Vermeulen.
(b)	Represents the cost to us of providing a car allowance to Messrs. Binder, Florin, Williamson and Johnson and the cost each year for the lease car provided to Mr. Vermeulen.
(c)	Represents our incremental costs incurred for personal use of our aircraft. This amount is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time used for an empty return flight. Variable operating costs are based on industry standard rates of our variable operating costs, including fuel and oil costs, maintenance and repairs, landing/ramp fees and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our named executive officers on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our named executive officers any amounts in connection with taxes on income imputed to them for personal use of our aircraft. Pursuant to the employment agreement between us and Mr. Binder, dated June 11, 2008, as amended and restated on January 14, 2013, we agreed to arrange, at our expense, for Mr. Binder to fly once per week to and from Mr. Binder’s Texas home and our headquarters or such other location as may be reasonably specified by us during the term of the employment agreement. We will not provide Mr. Binder with a “gross up” for taxes incurred in connection with these benefits. If, however, Mr. Binder uses a commercial flight and the income imputed in connection with the commercial flight exceeds the amount that would have been imputed to Mr. Binder if he had used our aircraft, we will provide to Mr. Binder a “gross up” for taxes incurred on the amount of such excess. No gross ups were paid for the periods presented. Our incremental costs associated with extending these benefits to Mr. Binder are capped at $500,000 in any twelve-month period. For the purposes of applying this limitation, our incremental cost for commercial flights shall be the cost of Mr. Binder’s tickets, and for flights on Biomet-operated aircraft shall be the incremental per-hour cost associated with Mr. Binder’s flights and other incremental costs related to such flights, such as landing fees, transportation and housing costs of aircrew and other similar costs. The amount that appears under the Personal Use of Company Aircraft heading reflects the amount of this rolling twelve-month allowance that Mr. Binder used during fiscal 2014, 2013 and 2012.
(d)	We paid an RSU management dividend award pursuant to the New RSU Plan grant agreement.
(e)	We paid a special bonus amount to our employees who were allocated RSUs under LVB’s 2012 Restricted Stock Unit Plan to ameliorate the consequences of the delayed rollout of the Plan.
(f)	Mr. Johnson received a living allowance each pay period related to his promotion to during fiscal year 2013. The allowance totaled $267,777 in fiscal year 2014 and $154,556 in fiscal year 2013.
(g)	Mr. Vermeulen received $56,700 for electing to forfeit RSUs in fiscal year 2014.

Grants of Plan-Based Awards in Fiscal 2014 Table

During the 2014 fiscal year, we granted cash incentive awards to our named executive officers under our non- equity incentive plan. Information with respect to each of these payments is set forth in the table below. For additional discussion of our non-equity incentive plan, refer to “—The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.” During the 2014 fiscal year, we granted equity-based awards to one of our named executive officers, Mr. Williamson. Information with respect to these awards is set forth in the table below.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant- Date Fair Value of Stock and Option Awards ($)
Jeffrey R. Binder		$—	$834,336	$1,516,975	—	—	—	—	—	$—	$—
Daniel P. Florin		—	357,217	893,042	—	—	—	—	—	—	—
Daniel E. Williamson	April 1, 2014	—	225,703	564,258	—	31,250	—	—	—	8.30	56,875
	April 1, 2014	—	—	—	—	—	—	—	93,750	8.30	170,625
	April 1, 2014	—	—	—	—	35,000	—	—	—	—	290,500
	April 1, 2014	—	—	—	—	—	—	35,000	—	—	290,500
Renaat Vermeulen		—	312,647	781,617	—	—	—	—	—	—	—
Adam R. Johnson		—	241,729	604,323	—	—	—	—	—	—	—

(1)	A supplemental grant was made in connection with Mr. Williamson’s promotion during fiscal year 2014. Represents performance-based options and RSUs.
(2)	A supplemental grant was made in connection with Mr. Williamson’s promotion during fiscal year 2014. Represents time-based options and RSUs.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2014 Table

For further information on our awards and their material terms, refer to “Compensation Discussion and Analysis—The Elements of Biomet’s Compensation Program” and “—Employment Agreements and Potential Post-Termination Payments.”

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the equity awards granted to our named executive officers, which are comprised of stock option awards under the 2007 LVB Plan (vested and unvested) and RSUs under the New RSU Plan (vested and unvested) that were outstanding as of the end of the 2014 fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey R. Binder	3,045,000	105,000	—	$7.88	October 5, 2019	1,880,000	$17,766,000	920,000	$8,694,000
	735,000	—	315,000	7.88	October 5, 2019	—	—	—	—
Daniel P. Florin	482,125	16,625	—	7.88	October 5, 2019	380,000	3,591,000	185,000	1,748,250
	116,375	—	49,875	7.88	October 5, 2019	—	—	—	—
	51,000	12,750	—	7.88	October 5, 2019	—	—	—	—
	8,500	—	12,750	7.88	October 5, 2019	—	—	—	—
Daniel E. Williamson	217,500	7,500	—	7.88	October 5, 2019	145,000	1,370,250	60,000	567,000
	52,500	—	22,500	7.88	October 5, 2019	—	—	—	—
	—	93,750	—	8.30	April 1, 2024	35,000	330,750	35,000	330,750
	—	—	31,250	8.30	April 1, 2024	—	—	—	—
Renaat Vermeulen	300,000	—	—	7.88	October 5, 2019	240,000	2,268,000	120,000	1,134,000
	60,000	—	40,000	7.88	October 5, 2019	—	—	—	—
Adam R. Johnson	126,875	4,375	—	7.88	October 5, 2019	240,000	2,268,000	120,000	1,134,000
	30,625	—	13,125	7.88	October 5, 2019	—	—	—	—
	18,750	75,000	—	7.88	August 27, 2022	—	—	—	—
	6,250	—	25,000	7.88	August 27, 2022	—	—	—	—

(1)	On an award-by-award basis, reflects the number of common shares underlying unexercised options that are exercisable and that are not reported in Column 3—“Number of Securities Underlying Unexercised Unearned Options.”
(2)	On an award-by-award basis, reflects the number of common shares underlying unexercised options that are unexercisable and that are not reported in Column 3—“Number of Securities Underlying Unexercised Unearned Options.” The vesting schedules of the outstanding unvested options are listed below:
•	With respect to Mr. Binder, represents the outstanding unvested portion of the time-based option granted on July 31, 2012. The unvested portion is scheduled to vest in increments of 52,500 common shares on July 11, 2014 and 2015.
•	With respect to Mr. Florin, represents the outstanding unvested portion of the time-based option granted on July 31, 2012. The unvested portion is scheduled to vest in increments of 8,313 common shares on July 11, 2014 and 2015 and 12,750 common shares on October 1, 2014.
•	With respect to Mr. Williamson, represents the outstanding unvested portion of the time-based option granted on July 31, 2012 and April 1, 2014. The unvested portion is scheduled to vest in increments of 3,750 common shares on July 11, 2014 and 2015 and 18,750 common shares on April 1 in each of the years 2015, 2016, 2017, 2018 and 2019.
•	With respect to Mr. Vermeulen, all time-based options are vested.
•	With respect to Mr. Johnson, represents the outstanding unvested portion of the time-based option granted on July 31, 2012 and August 27, 2012. The unvested portion is scheduled to vest in increments of 2,188 common shares on July 11, 2014 and 2015 and 18,750 common shares on August 1 in each of 2014, 2015, 2016 and 2017.

(3)	Represents, on an award-by-award basis, the total number of common shares underlying unexercised options awarded under any equity incentive plan that have not been earned. Performance awards vest based on our achievement of Adjusted EBITDA, Credit Agreement targets established by the Compensation Committee. The performance criteria for options vesting based on the fiscal 2011 and 2012 results did not meet the target and did not vest.
•	With respect to Mr. Binder, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012. The unvested portion is eligible to vest in increments of 157,500 common shares on July 11 in each of 2014 and 2015.
•	With respect to Mr. Florin, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012. The unvested portion is eligible to vest in increments of 24,936 common shares on July 11, 2014 and 2015, and 4,250 common shares on October 1 in each of 2014, 2015 and 2016.
•	With respect to Mr. Williamson, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012 and April 1, 2014. The unvested portion is eligible to vest in increments of 11,250 common shares on July 11, 2014 and 2015 and 6,250 common shares on July 1 in each of the years 2015, 2016, 2017, 2018 and 2019.
•	With respect to Mr. Vermeulen, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012. The unvested portion is eligible to vest in increments of 20,000 common shares on July 11 in each of 2014 and 2015.
•	With respect to Mr. Johnson, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012 and August 27, 2012. The unvested portion is eligible to vest in increments of 6,563 common shares on July 11 in each of 2014 and 2015 and 6,250 common shares on August 1 in each of 2014, 2015, 2016 and 2017.
(4)	The exercise price, as it was recorded in the applicable stock option award agreement at the time of grant, for each option reported in Columns 1 and 2—“Number of Securities Underlying Unexercised Options” and Column 3—“Number of Securities Underlying Unexercised Unearned Options.”
(5)	Represents the tenth year anniversary for each option award reported in Columns 1 and 2—“Number of Securities Underlying Unexercised Options” and Column 3—“Number of Securities Underlying Unexercised Unearned Options.” For information on the vesting schedule of unvested portions of outstanding option awards, see footnote (2), and footnote (3), above.
(6)	The market value of shares or units of stock that have not vested is calculated by multiplying the number of shares or units of stock that have not vested by $9.45, which was the fair value of each common share underlying each option or stock unit.
(7)	The time and performance based RSUs also have a liquidity event condition that must be met for the RSUs to be fully vested.

Option Exercises and Stock Vested Table

During the 2014 fiscal year, no stock options were exercised by, and no stock awards vested to, the named executive officers.

Non-Qualified Deferred Compensation

Deferred Compensation

Our frozen Deferred Compensation Plan is a non-qualified deferred compensation plan, which was available to members of our senior management. The plan was frozen on December 31, 2010. The plan allowed eligible participants to defer pre-tax compensation to reduce current tax liability and assisted senior management in their plan for retirement and other long-term savings goals in a tax-effective manner. Under this plan, eligible participants deferred up to 100% of their base salary and annual cash incentive payments, as well as board fees for non-employee directors, as applicable. We did not make any contributions to the plan.

Our current Deferred Compensation Plan is a non-qualified deferred compensation plan, which is available to members of our senior management. This plan allows eligible participants to defer pre-tax compensation to reduce current tax liability and assists those team members in their plan for retirement and other long-term savings goals in a tax-effective manner. Under the plan, eligible participants can defer up to 100% of their base salary and annual cash incentive payments, as well as board fees for non-employee directors, as applicable. We did not make any contributions to the plan.

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE($)
Jeffrey R. Binder	$—	$—	$103,756	$—	$653,471	(1)
Daniel P. Florin	—	—	—	—	—
Daniel E. Williamson	—	—	—	—	—
Renaat Vermeulen	—	—	—	—	—
Adam R. Johnson	—	—	—	—	—

(1)	Represents an investment in the frozen Deferred Compensation Plan.

Employment Agreements and Potential Post-Termination Payments

We have employment agreements with each of Messrs. Binder, Florin, Williamson, Vermeulen and Johnson. These agreements contain severance and change in control provisions.

Employment Agreement with Jeffrey R. Binder

On January 14, 2013, we entered into an amended and restated employment agreement with Mr. Binder (the “Employment Agreement”), pursuant to which he will continue to serve as our President and Chief Executive Officer and will continue to be appointed to our Board of Directors and its Executive Committee. The Employment Agreement supersedes the original employment agreement entered into between Mr. Binder and us dated as of June 11, 2008. The Employment Agreement has an initial three-year term commencing on January 14, 2013 and provides for automatic 12-month extensions on each anniversary of such commencement date, unless either we give or Mr. Binder gives prior notice of termination. Mr. Binder is entitled to certain severance benefits following certain terminations of employment as set forth in “Severance Benefits” below.

Mr. Binder’s Restricted Stock Unit Grant Agreement

On January 14, 2013, we entered into an amended and restated restricted stock unit grant agreement with Mr. Binder, or the RSU Agreement. The RSU Agreement supersedes the original restricted stock grant agreement entered into between Mr. Binder and us dated as of July 31, 2012, or the Original RSU Agreement. In addition to the terms of the Original RSU Agreement, the RSU Agreement provides that if Mr. Binder is terminated by us for any reason other than for cause (as defined in the RSU Agreement), death or disability (as defined in the RSU Agreement), or if Mr. Binder terminates his employment for good reason (as defined in the Employment Agreement) prior to January 1, 2015, any unvested Time-Based RSUs that would have vested had Mr. Binder remained employed through January 1, 2015 will satisfy the time-based vesting condition as of the date of his termination.

The RSU Agreement also provides for payment with respect to Mr. Binder’s Management Dividend Awards upon certain terminations. The terminations to which such benefits apply are (a) for periods prior to January 1, 2015, if Mr. Binder’s employment is terminated in any year by us other than for cause, death or disability or by him for good reason and (b) for periods on or after January 1, 2015 and prior to July 31, 2017, if Mr. Binder’s employment is terminated in any year by us without cause or by him for any reason (each an “eligible termination”). In the case of an eligible termination prior to the Management Dividend Award Date in the year of termination, Mr. Binder will be entitled to receive a Management Dividend Award Payment Amount (paid at the same time Management Dividend Award payments are made to other employees for such year) with respect to a number of Management Dividend Awards equal to the number of time-based RSUs vested and outstanding as of his termination date, regardless of whether he was employed on the Management Dividend Award vesting date(s) or on the Management Dividend Award Payment Date for such year. Mr. Binder would have no entitlement to any Management Dividend Award payment paid in respect of any year subsequent to the year in which his employment terminates.

The RSU Agreement requires that in connection with certain increases and decreases in the numbers of our issued and outstanding shares of common stock, the Board of Directors will make adjustments to Mr. Binder’s RSU Agreement that the Board of Directors deems appropriate to prevent the enlargement or dilution of rights with respect to the number of shares of common stock available for grant under the 2012 Restricted Stock Unit Plan and the number of shares of common stock subject to RSU grant agreements. The RSU Agreement also requires that any adjustment made in connection with a cash dividend or distribution will be made in the same manner as the adjustment made to all or substantially all RSUs with substantially the same terms and conditions as Mr. Binder’s RSUs.

Mr. Binder’s Stock Option Grant Agreement

On January 14, 2013, we entered into an amended and restated stock option grant agreement with Mr. Binder, or the Option Agreement. The Option Agreement supersedes the original stock option grant agreement entered into between us and Mr. Binder dated as of July 31, 2012, or the Original Option Agreement.

In addition to the terms of the Original Option Agreement, the Option Agreement provides that if Mr. Binder is terminated by us for any reason other than for cause (as defined in the Option Agreement), death or disability (as defined in the Option Agreement), or if Mr. Binder terminates his employment for good reason (as defined in the Employment Agreement) prior to January 1, 2015, any unvested Replacement Extended Time Vesting Options that would have vested had Mr. Binder remained employed through January 1, 2015 will vest on the date of his termination. Mr. Binder is also entitled to full option vesting in the case of certain terminations following a change in control as discussed in “Termination Within Two Years After a Change in Control by Biomet Other than For Cause, Death or Disability or by Executive for Good Reason.” The Option Agreement also provides that if Mr. Binder terminated his employment without good reason (and his employment could not be terminated by us for Cause at such time), he will retain exercise rights on vested stock options until their expiration date as follows: continuously employed through January 1, 2014, retains 70% of vested options; continuously employed through July 1, 2014, retains 85% of vested options; and continuously employed through January 1, 2015, retains 100% of vested options. If we terminate

Mr. Binder’s employment other than for cause, death or disability, or Mr. Binder terminates for good reason, he will retain 100% of the vested options until their expiration date. The Option Agreement provides that if we modify or offer to employees to modify the expiration date of options granted to employees on substantially the same terms and conditions as applies to Mr. Binder’s option, the expiration date of Mr. Binder’s option will also be modified or eligible for modification.

Employment Agreement with Daniel P. Florin

On February 28, 2008, we entered into an employment agreement with Mr. Florin, our Senior Vice President and Chief Financial Officer. Mr. Florin’s agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Mr. Florin will receive a base salary at a rate no less than $395,850 per year which shall be increased at our discretion. Mr. Florin will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of his base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “—The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”

The amended agreement further provides that Mr. Florin could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in the agreements) or within two years following a change in control. See “—Severance Benefits” below.

Employment Agreement with Daniel E. Williamson

On April 1, 2014, we entered into an employment agreement with Mr. Williamson, our President, Global Reconstructive Joints. Mr. Williamson’s agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Mr. Williamson will receive a base salary at a rate no less than $310,000 per year which shall be increased at our discretion. Mr. Williamson will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of his base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “—The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”

The amended agreement further provides that Mr. Williamson could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in the agreements) or within two years following a change in control. See “—Severance Benefits” below.

Employment Agreement with Renaat Vermeulen

On March 1, 2007, our subsidiary Biomet Europe B.V. entered into an employment agreement, which agreement was amended effective July 12, 2010 with Mr. Vermeulen, our Senior Vice President; President of Biomet Europe, Middle East and Africa. The agreement has an indefinite term. Mr. Vermeulen will receive a base salary at a rate no less than €250,000 per year, which shall be increased at our discretion. Mr. Vermeulen will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of his base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.” On August 30, 2010, Biomet, Inc. entered into an employment agreement with Mr. Vermeulen with respect to his duties as a Senior Vice President of Biomet, Inc. The agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination.

The amended agreement further provides that Mr. Vermeulen could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in the agreements) or within two years following a change in control. See “—Severance Benefits” below.

Employment Agreement with Adam R. Johnson

On December 1, 2012, we entered into an employment agreement with Mr. Johnson, our Senior Vice President, President of EBI, LLC and Biomet Microfixation, LLC. Mr. Johnson’s agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Mr. Johnson will receive a base salary at a rate no less than $290,000 per year which shall be increased at our discretion. Mr. Johnson will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of his base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “—The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”

The amended agreement further provides that Mr. Johnson could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in the agreements) or within two years following a change in control. See “—Severance Benefits” below.

Severance Benefits

Each of our employment agreements with Messrs. Binder, Florin, Williamson, Vermeulen and Johnson contains provisions which entitle the executive to certain severance benefits following termination of employment prior to a change in control or within two years following a change in control. Each of our employment agreements with our executive officers was amended on April 24, 2014, to provide for a specific calculation of bonus-related termination payments.

A “change in control” is generally defined in our employment agreements and equity plans as either (i) the sale of all or substantially all of our assets other than to a sponsor; (ii) the liquidation or dissolution of us; (iii) the acquisition by a single purchaser or group of purchasers acting together (other than the Principal Stockholders) of common stock representing 40% or more of the aggregate outstanding voting power of Biomet or us; (iv) the incumbent members of the Board of Directors cease to constitute at least a majority of the Board over a two-year period and such replacement directors have not been approved by at least a majority of the Board or were not nominated by the Principal Stockholders; or (v) a significant merger, recapitalization or business combination.

The following summary provides a description of the severance arrangements contained in our employment agreements with Messrs. Binder, Florin, Williamson, Vermeulen and Johnson, as amended. Other than with respect to Mr. Binder as described in “Termination Within Two Years Following a Change in Control by Biomet Other Than For Cause, Death or Disability, or by Executive for Good Reason,” the following summary does not discuss the executives’ rights with respect to any equity related awards, as such awards are governed by the applicable terms of the related plan or award agreement.

Termination Prior to a Change in Control by Biomet Other Than For Cause, Death or Disability, or by Executive for Good Reason (or, in the case of Mr. Binder, without Good Reason on or after January 1, 2015)

With respect to Mr. Binder, in the event of a termination of his employment prior to a change in control either (1) by us for any reason other than for “cause” (which generally includes the executive’s failure to substantially perform the executive’s duties, willful misconduct or gross negligence, willful or grossly negligent breach of the executive’s fiduciary duties to Biomet, commission of any felony or other serious crime involving moral turpitude, material breach of any agreement between the executive and Biomet or material breach of our written policies), death or disability, (2) by Mr. Binder for “good reason” (which includes any material diminution in duties and responsibilities, reduction in base salary or bonus opportunity, relocation of primary work location by more than 50 miles or the appointment of a successor Chief Executive Officer) or (3) by Mr. Binder without “good reason” on or after January 1, 2015, our employment agreement with Mr. Binder provides that he would be entitled to the following:

•	An amount equal to (a) 2 times Mr. Binder’s base salary in effect at the date of termination, or the Base Component, plus, (b) 2 times the amount equal to the average of (x) the actual annual incentive bonus earned by Mr. Binder with respect to the 2014 fiscal year and (y) his target annual incentive bonus under the annual plan for the Company’s fiscal year that contains the date of termination if his employment had not been terminated, or the Bonus Component, and together with the Base Component, the Severance Benefit. The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with our regular payroll policies over the course of the 18 month non-compete period provided for in the agreement;

•	An amount equal to the pro-rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current fiscal year. The total amount of the pro-rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•	If Mr. Binder is eligible for and elects continuation coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse him for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, he agrees not to engage in certain activities in competition with us or (b) the date he becomes eligible for coverage under another group plan;

•	Any “accrued benefits” (as defined in the respective agreement), which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to Mr. Binder under our then applicable benefit plans, and any amounts owing to him for reimbursement of expenses properly incurred by him; and

•	Continued payment of Mr. Binder’s company-provided car allowance, if any, for a period of 12 months from the termination date.

With respect to Messrs. Florin, Williamson, Vermeulen and Johnson, in the event of a termination of the executive’s employment prior to a change in control either (1) by us for any reason other than for “cause” death or disability, or (2) by executive for “good reason” (which generally includes any material diminution in duties and responsibilities (but does not include, a change in duties and responsibilities that results from becoming a part of a larger organization following a change in control), reduction in base salary or bonus opportunity or relocation of primary work location by more than 50 miles), our employment agreements with Messrs. Florin, Williamson, Vermeulen and Johnson, provide that such executive would be entitled to the following:

•	An amount equal to 1.5 times the executive’s base salary in effect at the date of termination, or the Severance Benefit. The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with our regular payroll policies over the course of the 18 month non-compete period provided for in the agreement;

•	An amount equal to the pro-rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current fiscal year. The total amount of the pro-rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•	If the executive is eligible for and elects continuation of coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse the executive for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, the executive agrees not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; and

•	Any “accrued benefits” (as defined in the respective agreement), which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

Termination Within Two Years After a Change in Control by Biomet Other Than For Cause, Death or Disability, or by Executive for Good Reason

With respect to Mr. Binder, in the event of a termination of Mr. Binder’s employment within two years after a change in control either (1) by us for any reason other than for cause, death or disability, (2) by Mr. Binder for good reason, or (3) by Mr. Binder without good reason on or after January 1, 2015, he would be entitled to the following:

•	An amount equal to (a) two times Mr. Binder’s base salary in effect at the date of termination plus (b) two times the annual cash incentive award he would have received for the current fiscal year had his employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year, or collectively, the Change-in-Control Severance Benefit. Notwithstanding the foregoing, in the event that the date of termination occurs within two years following the “Closing” (as defined in the Merger Agreement), prong (b) in the preceding sentence shall be calculated as: two times the amount equal to the average of (x) the actual annual incentive bonus earned by Mr. Binder with respect to the 2014 fiscal year and (y) the Executive’s target annual incentive bonus under the annual incentive plan for the Company’s fiscal year in which the Closing occurs. The total amount of the Change-in-Control Severance Benefit will be paid in a lump sum as soon as administratively practicable following the termination of the executive’s employment to the extent that the change in control qualifies as a change in the ownership or effective control of Biomet or a change in the ownership of a substantial portion of the assets of Biomet within the meaning of U.S. Treasury Department Regulation Section 1.409A-3(i)(5) and in all other circumstances, will be paid in equal, ratable installments in accordance with Biomet’s regular payroll policies over 18 months;

•	An amount equal to the pro-rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of Mr. Binder’s target annual incentive bonus under the annual plan for the fiscal year that contains the date of termination. The total amount of the pro-rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•	If Mr. Binder is eligible for and elects continuation of coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse him for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, Mr. Binder agrees not to engage in certain activities in competition with us or (b) the date he becomes eligible for coverage under another group plan;

•	Any “accrued benefits” (as defined in Mr. Binder’s Employment Agreement), which generally include any vested compensation deferred by Mr. Binder and not yet paid by us, any amounts or benefits owing to him under our then applicable benefit plans, and any amounts owing to him for reimbursement of expenses properly incurred by him;

•	Continued payment of Mr. Binder’s company-provided car allowance, if any, for a period of 12 months from the termination date; and

•	Immediate vesting of any unvested options held by Mr. Binder as of the date his employment is terminated.

Furthermore, in the event that any payments made to Mr. Binder in connection with a termination of employment would be subject to excise taxes under the Code, subject to certain conditions, Biomet will “gross up” his compensation to fully offset such excise taxes.

With respect to Messrs. Florin, Williamson, Vermeulen and Johnson, in the event of a termination of the executive’s employment within two years after a change in control either (1) by us for any reason other than for cause, executive’s death or executive’s disability, or (2) by executive for good reason, such executive would be entitled to the following:

•	An amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the average of (x) the annual cash incentive award earned by executive for the preceding fiscal year and (y) the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year, or collectively, the Change-in-Control Severance Benefit. Notwithstanding the foregoing, in the event that the date of termination occurs within two years following the “Closing” (as defined in the Merger Agreement), prong (b) in the preceding sentence shall be calculated as: two times the amount equal to the average of (x) the actual annual incentive bonus earned by the executive with respect to the 2014 fiscal year and (y) the executive’s target annual incentive bonus under the annual plan for the Company’s fiscal year in which the Closing occurs. The total amount of the Change-in-Control Severance Benefit will be paid in a lump sum as soon as administratively practicable following the termination of the executive’s employment;

•	An amount equal to the pro-rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the target annual incentive bonus under the annual plan for the fiscal year that contains the date of termination. The total amount of the pro-rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•	If the executive is eligible for and elects continuation of coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse executive for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, the executive agrees not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; and

•	Any “accrued benefits” (as defined in the respective agreement), which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

To receive the severance benefits provided under the agreement, the executive must sign a general release of claims. The agreement contains customary confidentiality, non-competition and non-solicitation provisions. Messrs. Binder’s, Florin’s, Williamson’s, Vermeulen’s and Johnson’s non-competition and non-solicitation period is 18 months following the date of termination of employment.

Termination Due to Death or Disability

If any of Messrs. Binder’s, Florin’s, Williamson’s, Vermeulen’s and Johnson’s employment is terminated due to the executive’s death or disability, the executive is entitled to receive the following:

•	the executive’s base salary in effect through the date of termination;

•	a pro-rated portion (based on the percentage of our fiscal year preceding the date of termination) of the average of (x) the annual cash incentive award earned by such executive for the preceding year and (y) the annual cash incentive award such executive would have received in the current year if the executive’s employment had not been terminated, based on our performance to the date of termination extrapolated through the end of the then current fiscal year; and

•	any “accrued benefits” (as defined in the respective employment agreement).

Termination with Cause or without Good Reason (or, in the case of Mr. Binder, without Good Reason Prior to January 1, 2015)

If (1) Mr. Binder’s employment is terminated with “cause” or by Mr. Binder at any time prior to January 1, 2015 without “good reason,” or (2) any of Messrs. Florin’s, Williamson’s, Vermeulen’s and Johnson’s employment is terminated with “cause” or without “good reason” (as defined in the employment agreement), we will pay such executive’s base salary in effect through the termination date and any “accrued benefits” (as defined in the respective employment agreement) when due.

Potential Payments Upon Certain Terminations

This table shows the potential severance payment and benefits that we would have to pay to our named executive officers upon a termination of employment—related or unrelated to a change in control—by us without “cause” or by the executive with “good reason” (as defined in the applicable agreements), due to the executive’s death or disability, and by us with “cause” or by the executive without “good reason” (as defined in the applicable agreements). The table excludes certain amounts payable pursuant to plans that are available generally to all salaried employees. In the event of the death or disability of any of the named executive officers listed in the following table, the deceased or disabled named executive officer, or his designated beneficiaries, would receive a payment pursuant to the terms of Biomet- funded life or disability plans, respectively, in addition to the amounts set forth below. The amounts shown assume that termination of employment was effective May 31, 2014 (prior to the closing of the merger). The amounts shown are only estimates of the amounts that would be payable to the executives upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and do not represent the actual amount an executive would receive if an eligible termination event were to occur.

Potential Payments Upon Termination or Termination in Connection With a Change in Control

	Termination within Two Years After a Change in Control					Termination in Absence of a Change in Control
Name of Executive Officer	Termination without Cause or with Good Reason(1)	Termination with Cause(2)	Resignation without Good Reason(2)	Disability(3)	Death(3)	Termination without Cause or with Good Reason(4)	Termination with Cause(2)	Resignation without Good Reason(2)	Disability(3)	Death(3)
Jeffrey R. Binder
Estimated Value of Non-Equity Benefits and Accrued Obligations	$4,357,236	—	$—	$1,200,000	$1,200,000	$4,357,236	—	$—	$1,200,000	$1,200,000
Acceleration of Equity Awards	27,119,400	—	—	—	—	—	—	—	—	—
Total	31,476,636	—	—	1,200,000	1,200,000	4,357,236	—	—	1,200,000	1,200,000
Daniel P. Florin
Estimated Value of Non-Equity Benefits and Accrued Obligations	2,338,090	—	—	457,789	457,789	1,199,253	—	—	457,789	457,789
Acceleration of Equity Awards	5,483,690	—	—	—	—	—	—	—	—	—
Total	7,821,780	—	—	457,789	457,789	1,199,253	—	—	457,789	457,789
Daniel E. Williamson
Estimated Value of Non-Equity Benefits and Accrued Obligations	1,368,407	—	—	239,222	239,222	748,900	—	—	239,222	239,222
Acceleration of Equity Awards	2,789,600	—	—	—	—	—	—	—	—	—
Total	4,158,007	—	—	239,222	239,222	748,900	—	—	239,222	239,222
Renaat Vermeulen
Estimated Value of Non-Equity Benefits and Accrued Obligations	1,944,047	—	—	346,761	346,761	1,055,122	—	—	346,761	346,761
Acceleration of Equity Awards	3,464,800	—	—	—	—	—	—	—	—	—
Total	5,408,847	—	—	346,761	346,761	1,055,122	—	—	346,761	346,761
Adam R. Johnson
Estimated Value of Non-Equity Benefits and Accrued Obligations	1,410,061	—	—	259,372	259,372	739,591	—	—	259,372	259,372
Acceleration of Equity Awards	3,586,475	—	—	—	—	—	—	—	—	—
Total	4,996,536	—	—	259,372	259,372	739,591	—	—	259,372	259,372

(1)	With respect to Mr. Binder:

Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the amount equal to the average of (x) the actual annual incentive bonus earned by Mr. Binder with respect to the 2014 fiscal year and (y) his target annual incentive bonus under the annual plan for fiscal 2014; (ii) an amount equal to the pro-rated portion of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage until the earlier of (a) the end of the 18-month period during which executive agrees, under the executive’s employment agreement, not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive; and (v) with respect to Mr. Binder, continued payment of Mr. Binder’s company provided car allowance, if any, for a period of 12 months from the termination date.

With respect to Messrs. Florin, Williamson, Vermeulen and Johnson:

Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the average of (x) the annual cash incentive award earned by the executive for the preceding fiscal year and (y) the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year; (ii) an amount equal to the pro-rated portion of the target annual incentive bonus under the annual plan for the fiscal year that contains the date of termination; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage until the earlier of (a) the end of the 18-month period during which executive agrees, under the executive’s employment agreement, not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

With respect to Messrs. Binder, Florin, Williamson, Vermeulen and Johnson:

Acceleration of equity awards represents the sum of the values as of May 31, 2014, the last business day of fiscal year 2014, of additional benefit from the acceleration of vesting of stock options and RSUs using the fair value of $9.45.

(2)	With respect to Messrs. Binder, Florin, Williamson, Vermeulen and Johnson:

Non-Equity Benefits and Accrued Obligations represents: (i) base salary in effect through the termination date and (ii) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

(3) Non-Equity Benefits and Accrued Obligations represents: (i) the executive’s base salary in effect through date of termination; (ii) a pro-rated portion (based on the percentage of our fiscal year preceding the date of termination) of the average of (x) the annual cash incentive award bonus earned by the executive for the preceding year and (y) the annual cash incentive award the executive would have received in the current year if the executive’s employment had not been terminated, based on our performance to the date of termination extrapolated through the end of the current year; and (iii) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

(4)	With respect to Mr. Binder:

Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year; (ii) an amount equal to the pro-rated portion of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage until the earlier of (a) the end of the 18-month period during which executive agrees, under the executive’s employment agreement, not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive; and (v) with respect to Mr. Binder, continued payment of Mr. Binder’s company provided car allowance, if any, for a period of 12 months from the termination date.

With respect to Messrs. Florin, Williamson, Vermeulen and Johnson:

Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to 1.5 times the executive’s base salary in effect at the date of termination; (ii) an amount equal to the pro-rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage (or reimbursement to the executive for such premiums) until the earlier of (a) the end of the 18-month period during which, under the employment agreement, the executive agrees not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

The table above does not reflect any payments that might be paid or payable to the named executive officers as a result of the closing of the merger. In addition to the change in the severance payment calculation described above, upon the closing of the merger:

•	equity-based awards held by employees (including the named executive officers) that are outstanding immediately prior to the effective time of the merger will be cancelled in exchange for cash and stock consideration calculated as set forth in Merger Agreement

•	each named executive officer will be entitled to a transaction bonus payable on the closing date of the merger, so long as the executive remains employed through such date (for further information, see Part II, Item 9B of this report)

•	employees who participate in the annual bonus plan (including the named executive officers) will receive a pro-rated bonus in respect of our fiscal year in which the merger occurs, based on performance to that date.

Non-Employee Director Compensation and Benefits

Our directors have not received cash retainers, committee fees, or stock option awards for their services as our directors.

Director Compensation

The following table shows information regarding the compensation of our non-employee directors for the 2014 fiscal year. Mr. Binder is not included in the table below because, as President and Chief Executive Officer, disclosure in respect of his compensation is presented in the Summary Compensation Table. Furthermore, as an employee director, Mr. Binder did not receive compensation in his capacity as a director.

Name	All Other Compensation ($)	Total ($)

Timur Akazhanov(2)	$—	$—

Chinh E. Chu(2)	—	—

Jonathon J. Coslet(2)	—	—

Adrian Jones(2)	—	—

Max C. Lin(2)	—	—

Michael Michelson(2)	—	—

Dane A. Miller, Ph.D.(1)	400,000	400,000

Jeffrey K. Rhodes(2)	—	—

Andrew Y. Rhee(2)	—	—

(1)

On January 14, 2010, we entered into a consulting agreement with Dr. Dane A. Miller Ph.D., pursuant to which it will pay Dr. Miller a consulting fee of $0.25 million per fiscal year for Dr. Miller’s consulting services and will reimburse Dr. Miller for out-of-pocket fees and expenses relating to an off-site office and administrative support in an amount of $0.1 million per year. The term of the agreement extends through the earlier of September 1, 2011, an initial public offering or a change of control. The agreement also contains certain restrictive covenants prohibiting Dr. Miller from competing with us and soliciting our employees during the term of the agreement and for a period of one year following such term. On September 6, 2011, we entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which we agreed to increase the expenses relating to an off-site office and administrative support from $0.1 million per year to $0.15 million per year and extend the term of the agreement through the earlier of September 1, 2013, an initial public offering or a change of control. On August 19, 2013, we entered into a second amendment to the consulting agreement with Dr. Miller, pursuant to which we agreed to extend the term of the agreement through the earlier of September 1, 2014, certain initial public offerings or a change of control. Dr. Miller received $0.4 million of payment, under the consulting agreement during the year ended May 31, 2014. On April 22, 2014, Biomet entered into a third amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to pay him, upon a termination of his consulting agreement, consulting fees owed to date and a termination fee of $2 million upon the earlier of a change in control or an initial public offering, provided such event occurs prior to January 1, 2016.
(2)	Table excludes payments of an annual fee of $2.76 million that was paid to each of our Principal Stockholders (or one or more of their affiliates) pursuant to our management services agreement for the fiscal year ended May 31, 2014 for services provided thereunder by employees of our Principal Stockholders, which, may from time to time include the directors. No such services required substantial time or resources, nor were any employees specifically identified in the agreement as a service provider. Certain of our directors have relationships with the Principal Stockholder entities which received such fees as follows: Mr. Coslet is a TPG Partner and Mr. Rhodes is a TPG Principal; Mr. Akazhanov and Mr. Chu are officers of certain affiliates of The Blackstone Group L.P.; Mr. Jones is a Managing Director and Mr. Rhee is a Vice President of Goldman, Sachs & Co.; and Messrs. Michelson and Lin are executives of Kohlberg Kravis Roberts & Co. L.P. None of the directors are compensated directly on the basis of fees received by our Principal Stockholders under the management services agreement. Please see “Note 18—Related Parties—Management Services Agreement” to our audited financial statements included in Part II, Item 8 of this report.

In addition, we have certain other relationships with our Principal Stockholders from time to time, including a consulting engagement with KKR Capstone (a related party of Kohlberg Kravis Roberts & Co) as described under “Note 18—Related Parties” in notes to our audited financial statements included in Part II, Item 8 of this report. Neither Mr. Michelson nor Mr. Lin is employed by or is a director or officer of KKR Capstone.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have a Code of Business Conduct and Ethics which applies to all employees of Biomet and its subsidiaries and is applicable to all of our directors, officers and team members (the “Code of Conduct”). The Code of Conduct is available on the Corporate Compliance pages of Biomet’s website at http://biomet.com/corporate/. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers of our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on Biomet’s website or report the same on a Current Report on Form 8-K. Our Code of Conduct is available free of charge upon request to our Investor Relations Department at 56 East Bell Drive, Warsaw, IN 46582.

Pursuant to our Code of Business Conduct and Ethics, all employees and directors (including our named executives) are required to avoid any personal or business influences or relationships that affect their ability to act in our best interests. If any matter exists that might be or creates the appearance of being a conflict of interest, the matter is required to be referred to our Compliance Department for interpretation and resolution. The Compliance Department reviews all such matters under the standard set forth in our Code of Business Conduct and Ethics as described above and does not approve any related party transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party. As part of the resolution of such matters, the Compliance Department may determine that (i) no actual conflict exists, (ii) a conflict does exist which cannot be remediated, resulting in the cessation of the proposed transaction or arrangement, or (iii) a potential conflict does exist but the risk of the potential conflict can be remediated practically by imposing certain limitations on the affected employees or business transaction to ensure that the conflict does not materialize. Additionally, the LLC Agreement (as defined below) requires that affiliated party transactions (other than ordinary course transactions with a portfolio company of one of our Principal Stockholders or an agreement to which all of the principal stockholders are party on a pro rata basis) involving our Principal Stockholders to be approved by a super-majority of Principal Stockholders not involved in the affiliated party transaction.

Other than as described under this heading, we have not adopted any formal policies or procedures for the review, approval or ratification of related-party transactions that may be required to be reported under the SEC’s disclosure rules. Such transactions, if and when they are proposed or have occurred, have traditionally been (and will continue to be) reviewed by one or more of the Boards, the Audit Committee or the Compensation Committee (other than the directors or committee members involved, if any) on a case-by-case basis, depending on whether the nature of the transaction would otherwise be under the purview of the Audit Committee, Compensation Committee or the Boards.

Management Services Agreement

Upon completion of the 2007 Acquisition, Biomet entered into a management services agreement with certain affiliates of the Principal Stockholders, pursuant to which such affiliates of the Principal Stockholders or their successors assigns, affiliates, officers, employees, and/or representatives and third parties (collectively, the “Managers”) provide management, advisory, and consulting services to the Company. Pursuant to such agreement, the Managers received a transaction fee equal to 1% of total enterprise value of the 2007 Acquisition for the services rendered by such entities related to the 2007 Acquisition upon entering into the agreement, and the Principal Stockholders receive an annual monitoring fee equal to 1% of the Company’s annual Adjusted EBITDA (as defined in the credit agreement) as compensation for the services rendered and reimbursement for out-of-pocket expenses incurred by the Managers in connection with the agreement and the 2007 Acquisition. The Company is required to pay the Principal Stockholders the monitoring fee on a quarterly basis in arrears. The total amount of Principal Stockholder fees was $11.1 million, $11.0 million and $10.3 million for the years ended May 31, 2014, 2013 and 2012, respectively. The management services agreement includes customary exculpation and indemnification provisions in favor of the Managers and their affiliates. The Company is also required by the management services agreement to pay certain subsequent fees for advice rendered in connection with financings or refinancings (equity or debt), acquisitions, dispositions, spin-offs, split-offs, dividends, recapitalizations, an initial underwritten public offering and change of control transactions involving the Company. Upon completion of the Zimmer Merger, which represents a change in control, the Company expects to pay a one-time fee to affiliates of its Principal Stockholders in the amount of $88.0 million.

Amended and Restated Limited Liability Company Operating Agreement of LVB Holding

On September 27, 2007, certain investment funds associated with or designated by the Principal Stockholders, or the Principal Stockholder Funds, entered into an amended and restated limited liability company operating agreement, or the “LLC Agreement,” in respect of LVB Holding. The LLC Agreement contains agreements among the parties with respect to the election of the Company’s directors and the directors of its parent companies, restrictions on the issuance or transfer of interests in the Company and other corporate governance provisions (including the right to approve various corporate actions).

Pursuant to the LLC Agreement, each of the Principal Stockholders has the right to nominate, and has nominated, two directors to Biomet’s and LVB’s Board of Directors and also is entitled to appoint one non-voting observer to Biomet’s and LVB’s Board of Directors for so long as such Principal Stockholder remains a member of LVB Holding. In addition to their right to appoint non-voting observers to Biomet’s and LVB’s Board of Directors, certain of the Principal Stockholder Funds have certain other management rights to the extent that any such Principal Stockholder Fund is required to operate as a “venture capital operating company” as defined in the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations. Each Principal Stockholder’s right to nominate directors is freely assignable to funds affiliated with such Principal Stockholder, and is assignable to non-affiliates of such Principal Stockholder only if the assigning Principal Stockholder transfers its entire interest in LVB Holding not previously transferred and only with the prior written consent of the Principal Stockholders holding at least 70% of the membership interests in LVB Holding, or “requisite Principal Stockholder consent”. In addition to their rights under the LLC Agreement, the Principal Stockholders may also appoint one or more persons unaffiliated with any of the Principal Stockholders to the Board of Directors. Following Purchaser’s purchase of the Shares tendered in the Offer, the Principal Stockholders jointly appointed Dane A. Miller, Ph.D. to the Board of Directors in addition to the two directors appointed by each of the Principal Stockholders. In addition, as provided under the LLC Agreement, Jeffrey R. Binder, the CEO of Biomet serves on Biomet’s and LVB’s Board of Directors.

Pursuant to the LLC Agreement, each director has one vote for purposes of any Board of Directors action, and all decisions of the Board of Directors require the approval of a majority of the directors designated by the Principal Stockholders. In addition, the LLC Agreement provides that certain major decisions regarding the Company or its parent companies require the requisite Principal Stockholder consent.

The LLC Agreement includes certain customary agreements with respect to restrictions on the issuance or transfer of interests in Biomet and LVB, including preemptive rights, tag-along rights and drag-along rights.

The Co-Investors have also been admitted as members of LVB Holding, both directly and through Principal Stockholder-controlled investment vehicles. Although the Co-Investors are therefore parties to the LLC Agreement, they have no rights with respect to the election of Biomet’s or LVB’s directors or the approval of its corporate actions.

The Principal Stockholders have also caused LVB Holding and Parent to enter into an agreement with the Company obligating the Company and Parent to take all actions necessary to give effect to the corporate governance, preemptive rights, transfer restriction and certain other provisions of the LLC Agreement, and prohibiting the Company and Parent from taking any actions that would be inconsistent with such provisions of the LLC Agreement.

Registration Rights Agreement

The Principal Stockholder Funds and the Co-Investors also entered into a registration rights agreement with Holding, LVB and Biomet upon the closing of the 2007 Acquisition. Pursuant to this agreement, the Principal Stockholder Funds have the power to cause LVB Holding, LVB and Biomet to register their, the Co-Investors’ and certain other persons’ equity interests under the Securities Act and to maintain a shelf registration statement effective with respect to such interests. The agreement also entitles the Principal Stockholder Funds and the Co-Investors to participate in any future registration of equity interests under the Securities Act that LVB Holding, LVB or Biomet may undertake. Certain trusts associated with Dr. Dane A. Miller, Ph.D., one of our directors, are also parties to the registration rights agreement and benefit from its provisions.

On August 8, 2012 and October 2, 2012, Goldman, Sachs & Co. and the other initial purchasers of the new senior notes and new senior subordinated notes entered into registration rights agreements with Biomet. Pursuant to these agreements, Biomet is obligated, for the sole benefit of Goldman, Sachs & Co. in connection with its market-making activities with respect to the new senior notes and new senior subordinated notes, to file a registration statement under the Securities Act in a form approved by Goldman, Sachs & Co. and to keep such registration statement continually effective for so long as Goldman, Sachs & Co. may be required to deliver a prospectus in connection with transactions in senior and senior subordinated notes due 2020 and to supplement or make amendments to such registration statement as when required by the rules and regulations applicable to such registration statement.

Management Stockholders’ Agreements

On September 13, 2007 and November 6, 2007, LVB Holding, LVB and the Principal Stockholder Funds entered into stockholders agreements with certain of the Company’s senior executives and other management stockholders. Pursuant to the terms of the LVB Acquisition, Inc. Management Equity Incentive Plan, LVB Acquisition, Inc. Restricted Stock Unit Plan and LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan, participants who exercise their vested options or settle their vested restricted stock units are required to become parties to the agreement dated November 6, 2007. The stockholder agreements contain agreements among the parties with respect to restrictions on the transfer and issuance of shares, including preemptive, drag-along, tag-along, and call/put rights.

Agreements with Dr. Dane A. Miller, Ph.D.

On January 14, 2010, Biomet entered into a consulting agreement with Dr. Dane A. Miller, Ph.D., pursuant to which it will pay Dr. Miller a consulting fee of $0.25 million per fiscal year for Dr. Miller’s consulting services and will reimburse Dr. Miller for out-of-pocket fees and expenses relating to an off-site office and administrative support in an amount of $0.1 million per year. The term of the agreement extends through the earlier of September 1, 2011, an initial public offering or a change of control. The agreement also contains certain restrictive covenants prohibiting Dr. Miller from competing with the Company and soliciting employees of the Company during the term of the agreement and for a period of one year following such term. On September 6, 2011, the Company entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to increase the expenses relating to an off-site office and administrative support from $0.1 million per year to $0.15 million per year and extend the term of the agreement through the earlier of September 1, 2013, an initial public offering or a change of control. On August 19, 2013, the Company entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to extend the term of the agreement through the earlier of September 1, 2014, an initial public offering or a change of control. On April 22, 2014, Biomet entered into a third amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to pay him, upon a termination of his consulting agreement, consulting fees owed to date and a termination fee of $2 million upon the earlier of a change in control or an initial public offering, provided such event occurs prior to January 1, 2016. Dr. Miller received payments under the consulting agreement of $0.4 million, $0.4 million and $0.4 million for the years ended May 31, 2014, 2013 and 2012, respectively.

In addition, on April 25, 2008, LVB Holding, LVB and two trusts associated with Dr. Miller, the Dane Miller Trust and the Mary Louise Miller Trust, entered into a stockholders agreement. Certain additional trusts associated with Dr. Miller have since become party to that stockholders agreement. The stockholder agreement contains agreements among the parties with respect to restriction on transfer of shares, including rights of first offer, drag-along and tag-along rights.

Indemnification Priority Agreement

On January 11, 2010, Biomet and LVB entered into an indemnification priority agreement with the Principal Stockholders (or certain affiliates designated by the Principal Stockholders) pursuant to which Biomet and LVB clarified certain matters regarding the existing indemnification and advancement of expenses rights provided by Biomet and LVB pursuant to their respective charters and the management services agreement described above. In particular, pursuant to the terms of the indemnification agreement, Biomet acknowledged that as among Biomet, LVB and the Principal Stockholders and their respective affiliates, the obligation to indemnify or advance expenses to any director appointed by any of the Principal Stockholders will be payable in the following priority: Biomet will be the primary source of indemnification and advancement; LVB will be the secondary source of indemnification and advancement; and any obligation of a Principal Stockholder-affiliated indemnitor to indemnify or advance expenses to such director will be tertiary to Biomet’s and, then, LVB obligations. In the event that either Biomet or LVB fails to indemnify or advance expenses to any such director in contravention of its obligations, and any Principal Stockholder-affiliated indemnitor makes any indemnification payment or advancement of expenses to such director on account of such unpaid liability, such Principal Stockholder-affiliated indemnitor will be subrogated to the rights of such director under any such Biomet or LVB indemnification agreement.

Equity Healthcare

Effective January 1, 2009, Biomet entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to the Company, the Company pays Equity Healthcare a fee of $2 per participating employee per month (“PEPM Fee”). As of May 31, 2013, the Company had approximately 3,275 employees enrolled in its health benefit plans in the United States.

Equity Healthcare may also receive a fee (“Health Plan Fees”) from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. If and when Equity Healthcare reaches the point at which the aggregate of its receipts from the PEPM Fee and the Health Plan Fees have covered all of its allocated costs, it will apply the incremental revenues derived from all such fees to (a) reduce the PEPM Fee otherwise payable by the Company; (b) avoid or reduce an increase in the PEPM Fee that might otherwise have occurred on contract renewal; or (c) arrange for additional services to the Company at no cost or reduced cost.

Equity Healthcare is an affiliate of Blackstone, with whom Timur Akazhanov and Chinh Chu, members of the Company’s Board of Directors, are affiliated and in which they may have an indirect pecuniary interest.

There were payments of $0.1 million made during each of the years ended May 31, 2014, 2013 and 2012.

Core Trust Purchasing Group Participation Agreement

Effective May 1, 2007, Biomet entered into a 5-year participation agreement (“Participation Agreement”) with Core Trust Purchasing Group, a division of HealthTrust Purchasing Corporation (“CPG”), designating CPG as the Company’s exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. Effective June 1, 2012, Biomet entered into an amendment to extend the term of the Participation Agreement with CPG. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, the Company must purchase 80% of the requirements of its participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG or CPG may terminate the contract. In connection with purchases by its participants (including the Company), CPG receives a commission from the vendors in respect of such purchases. The total amount of fees paid to CPG was $0.6 million, $0.8 million and $0.5 million for the years ended May 31, 2014, 2013 and 2012, respectively.

Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating Biomet’s participation in CPG and monitoring the services CPG provides to the Company, CPG remits a portion of the commissions received from vendors in respect of the Company’s purchases under the Participation Agreement to an affiliate of Blackstone, with whom Timur Akazhanov and Chinh Chu, members of the Company’s Board of Directors, are affiliated and in which they may have an indirect pecuniary interest.

Refinancing Activities

Goldman Sachs served as a dealer manager and arranger for the refinancing activities explained in Note 7—Debt and received fees of $1.3 million during the year ended May 31, 2013 for their services. Goldman Sachs also received an underwriting discount of $2.3 million during the first quarter of fiscal year 2013 as one of the initial purchasers of the $1.0 billion aggregate principal amount note offering of 6.50% senior notes due 2020, an underwriting discount of $2.6 million during the second quarter of fiscal year 2013 as of one the initial purchasers of the $825.0 million aggregate principal amount note add-on offering to the 6.50% senior notes due 2020 and an underwriting discount of $2.5 million during the second quarter of fiscal year 2013 as one of the initial purchasers of the $800.0 million aggregate principal amount note offering of the 6.50% senior subordinated notes due 2020.

Other

Biomet currently holds interest rate swaps with Goldman Sachs. As part of this relationship, the Company receives information from Goldman Sachs that allows it to perform effectiveness testing on a monthly basis.

Biomet may from time to time, depending upon market conditions, seek to purchase debt securities issued by Biomet or its subsidiaries in open market or privately negotiated transactions or by other means. Biomet understands that its indirect controlling stockholders may from time to time also seek to purchase debt securities issued by the Company or its subsidiaries in open market or privately negotiated transactions or by other means.

The Company engaged Capstone Consulting LLC, a consulting company that works exclusively with KKR and its portfolio companies, to provide analysis for certain restructuring initiatives. The Company or its affiliates paid Capstone $2.2 million and $1.9 million during the years ended May 31, 2013 and 2012, respectively, with no payments during the year ended May 31, 2014.

Capital Contributions and Share Repurchases

At the direction of LVB, Biomet may fund the repurchase of common shares of its parent company of $0.1 million and $1.3 million for the years ended May 31, 2013 and 2012, respectively, from former employees pursuant to the LVB Acquisition, Inc. Management Stockholders’ Agreement. There were no repurchases of common shares during the year ended May 31, 2014. There were no additional contributions for the years ended May 31, 2014, 2013 and 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the copies of the reports it has received, the Company believes that each of its executive officers and directors, as well as each beneficial owner of more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act, has complied with filing of reports required under Section 16(a) of the Exchange Act during the fiscal year ended May 31, 2014, except for late Form 3s required to be filed pursuant to Section 16(a) of the Exchange Act by Daniel E. Williamson, Hadi Saleh, Wil C. Boren and Stuart G. Kleopfer, each as an executive officer of LVB.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm. The independent registered public accounting firm audited our consolidated financial statements for 2014 and its audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

Fees for professional services provided by Biomet’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are:

(in millions)	For the Year Ended May 31, 2014	For the Year Ended May 31, 2013
Audit fees	$4.8	$3.0
Audit-related fees	—	—

Total audit and audit related fees	4.8	3.0
Tax fees	1.6	1.5
All other fees	0.3	2.9

Total fees	$6.7	$7.4

Fees for audit services include fees associated with the annual audit of consolidated financial statements, the reviews of the Company’s quarterly reports on Form 10-Q and SEC registration statements, audit-related accounting consultations, audit-related acquisition accounting and statutory audits required internationally. Audit-related fees principally included assistance with implementation of various rules and standards. Tax fees included tax compliance, tax advice and tax planning. All other fees primarily related to due diligence in connection with acquisitions. The Audit Committee has adopted policies and procedures for approving in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm, subject to certain de minimis exceptions approved by the Audit Committee. Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management, with the participation of the independent registered public accounting firm, submits to the Audit Committee for approval an aggregate request for services expected to be rendered during that year for various categories of services.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.biomet.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this information statement.

As a matter of regulatory compliance, we are furnishing you this information statement which describes the purpose and effect of the approval of the removal and reelection of members of the Boards. Your consent to the foregoing actions is not required and is not being solicited in connection with this action. This information statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

By order of the Board of Directors,

/s/ Jeffrey R. Binder

President and Chief Executive Officer

September 11, 2014

Warsaw, IN